UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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NASTECH PHARMACEUTICAL COMPANY INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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3830 Monte Villa Parkway
Bothell, Washington 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, June 10, 2008 at 9:00 A.M. (Eastern Daylight Time)

TO THE STOCKHOLDERS OF NASTECH PHARMACEUTICAL COMPANY INC.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NASTECH PHARMACEUTICAL COMPANY INC. will be held on Tuesday, June 10, 2008, at 9:00 A.M., Eastern Daylight Time, at The University Club, 1 West 54th Street, New York, New York 10019 to consider and vote on the following proposals:

1. To elect eight (8) persons to our Board of Directors, each to hold office until the 2009 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed and qualify;

2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the ensuing year;

3. To consider and vote upon a proposal to change our capital structure by increasing the number of authorized shares of common stock from 50,000,000 to 90,000,000;

4. To consider and vote upon a proposal to adopt the Company’s 2008 Stock Incentive Plan; and

5. To consider and vote upon a proposed amendment to our certificate of incorporation to change the name of the Company to “MDRNA, Inc.”

The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 11, 2008 are entitled to notice of and to vote at the Annual Meeting. The holders of at least a majority of our outstanding shares of common stock present in person or by proxy are required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Bruce R. York
Secretary and CFO

May 5, 2008
Bothell, Washington

OUR BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN OUR ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
PROPOSAL NO. 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
PROPOSAL NO. 2
PROPOSAL NO. 3
PROPOSAL NO. 4
PROPOSAL NO. 5
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Tables
2007 Grants of Plan Based Awards Table
2007 Outstanding Equity Awards at Fiscal Year-End Table
2007 Option Exercises and Stock Vested Table
2007 Potential Payments upon Termination or Change in Control Table
COMPENSATION OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SUBMISSION OF STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
Appendix A
NASTECH PHARMACEUTICAL COMPANY, INC. 2008 STOCK INCENTIVE PLAN

3830 Monte Villa Parkway
Bothell, Washington 98021

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To be held Tuesday, June 10, 2008 at 9:00 A.M. (Eastern Daylight Time)

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of NASTECH PHARMACEUTICAL COMPANY INC., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, June 10, 2008, at 9:00 A.M., Eastern Daylight Time, at The University Club, 1 West 54th Street, New York, New York 10019, and at any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card, are being mailed to stockholders on or about May 5, 2008.

Solicitation and Voting Procedures

Solicitation.  The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of our common stock, par value $0.006 per share (the “Common Stock”). We intend to use the services of Morrow & Co., Inc., 470 West Ave., Stamford, CT 06902, in soliciting proxies and, as a result, we expect to pay approximately $7,500, plus out-of-pocket expenses, for such services. We may conduct further solicitation personally, telephonically, electronically or by facsimile through our officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

Voting.  Stockholders of record may authorize the proxies named in the enclosed proxy card to vote their shares of Common Stock in the following manner:

•	by mail, by marking the enclosed proxy card, signing and dating it, and returning it in the postage-paid enveloped provided;

•	by telephone, by dialing the toll-free telephone number 1-800-PROXIES (1-800-776-9437) from within the United States or Canada and following the instructions. Stockholders voting by telephone need not return the proxy card; and

•	through the Internet, by accessing the World Wide Website address www.voteproxy.com. Stockholders voting by the Internet need not return the proxy card.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given, or by delivering to Bruce R. York, Secretary, Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of your intention to vote in person.

Voting Procedure.  The presence at the Annual Meeting of a majority of our outstanding shares of Common Stock, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 11, 2008 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 26,725,861 shares of Common Stock outstanding. Under Delaware law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR Proposal Nos. 1, 2, 3, 4 and 5. Abstentions and broker non-votes will each be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the outcome of the election of directors, but will be counted as a vote AGAINST the ratification of KPMG LLP as our independent registered public accounting firm for the ensuing year, AGAINST the proposed increase in the number of authorized shares of Common Stock from 50,000,000 to 90,000,000, AGAINST the approval of our 2008 Stock Incentive Plan and AGAINST the proposal to change our corporate name.

Broker non-votes will have no effect on the outcome of the election of directors, the ratification of KPMG LLP as our independent registered public accounting firm or the approval of our 2008 Stock Incentive Plan, but will be considered as a vote AGAINST the proposed increase in the number of authorized shares of Common Stock from 50,000,000 to 90,000,000 and AGAINST the proposal to change our corporate name. A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Conduct Rule 2260 of the Nasdaq Stock Market (“Nasdaq”) states that member organizations are not permitted to give proxies when instructions have not been received from beneficial owners; provided, however, that a member organization may give proxies when instructions have not been received from beneficial owners if given pursuant to the rules of a national securities exchange to which the member is also responsible. Under Rule 452 of the New York Stock Exchange (the “NYSE”), which governs brokers who are voting with respect to shares held in street name, a broker may have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, the ratification of independent registered public accounting firm and increases in authorized common stock for general corporate purposes. Accordingly, a broker that is a member organization of Nasdaq will not be permitted to vote a properly executed proxy when no instructions have been given, unless such broker is also a member of the NYSE, in which case such broker would have the discretion to vote the proxy for Proposal Nos. 1, 2, 3 and 5 in accordance with Rule 452 of the NYSE, but will not have discretion to cast a vote on Proposal No. 4.

On each matter properly presented for consideration at the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock held. Stockholders do not have cumulative voting rights in the election of directors. For the election of directors, the nominees who receive a plurality of votes from the shares present and entitled to vote at the Annual Meeting will be elected. For the ratification of our independent registered public accounting firm and for the approval of the 2008 Stock Incentive Plan, the vote of a majority of the shares present and entitled to vote is required. For the approval of the proposal to change our capital structure and the proposal to change our corporate name the affirmative vote of a majority of our outstanding shares of Common Stock is required.

If any other matters are properly presented for consideration at the meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or our annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, phone: (425) 908-3600, Attention: Bruce R. York, Secretary. If you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Our Amended and Restated Bylaws (the “Bylaws”) provide that the Board of Directors shall consist of not less than five (5) members and not more than eleven (11) members, as fixed by the Board of Directors. Following the Annual Meeting, the number of our Board of Directors shall be fixed at eight (8).

At the Annual Meeting, eight (8) directors are to be elected by the holders of the Common Stock to serve until the 2009 annual meeting of our stockholders and until such directors’ respective successors are elected or appointed and qualify or until any such director’s earlier resignation or removal. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated Dr. Steven C. Quay, Susan B. Bayh, Alexander D. Cross, Ph.D., John V. Pollock, Bruce R. Thaw, James Rothman, Ph.D., Gregory Sessler and Daniel Peters for election to the Board of Directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the current Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without the nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with our Bylaws.

Nominees

The following information is submitted concerning the nominees for election as directors based upon information received by us from such persons:

Dr. Steven C. Quay.  Dr. Quay has served as our Chairman of the Board and Chief Executive Officer (“CEO”) since August 2000, and he served as our President from August 2000 until December 19, 2007. Dr. Quay has also served as the Chairman and CEO of MDRNA Research, Inc. (formerly MDRNA, Inc.), our wholly-owned subsidiary, since August 2007. In 1999, Dr. Quay founded and was Chairman, President and CEO of Atossa Healthcare, Inc. (“Atossa”), which focused on the development of a proprietary platform of diagnostics and treatments related to breast cancer risk assessment and therapeutics and other healthcare products for women. We acquired Atossa in August 2000. In 1991, Dr. Quay founded Sonus Pharmaceuticals, Inc. (“Sonus”), a company engaged in the research and development of drug delivery systems and oxygen delivery products based on emulsion and surfactant technology, where he served as CEO, President and a director until June 1999. In 1984, Dr. Quay founded Salutar, Inc. (“Salutar”) to develop contrast agents for magnetic resonance imaging. Two pharmaceuticals, OmniScan® and TeslaScan®, were invented by Dr. Quay at Salutar and are now FDA-approved for sale in the United States and other countries. Dr. Quay has authored more than 100 papers in diagnostic imaging, oncology, RNA interference and biochemistry and holds 65 U.S. patents. Dr. Quay graduated from the University of Michigan Medical School, where he received an M.A. and a Ph.D. in biological chemistry in 1974 and 1975, respectively, and an M.D. in 1977. Dr. Quay completed his post-graduate work in the chemistry department of Massachusetts Institute of Technology and received his residency training at Massachusetts General Hospital, Harvard Medical School in Boston. From 1980 to 1986, he was a faculty member of Stanford University School of Medicine. Dr. Quay serves as a member of the Board of Directors pursuant to an agreement with us set forth in his employment agreement. See “Executive Compensation — Employment Agreements.”

Susan B. Bayh.  Mrs. Bayh has been a member of our Board of Directors since July 2005 and currently serves as a member of the Compensation and Chairperson of the Nominating and Corporate Governance Committees of our Board of Directors. Mrs. Bayh currently serves on the boards of directors of Curis, Inc., a therapeutic drug development company, Dendreon Corporation, a therapeutic drug development company, Dyax Corp., a biopharmaceutical company, Emmis Communications, a diversified media company, and Wellpoint, Inc., a Blue Cross/ Blue Shield company. In addition, Mrs. Bayh is a member of the Audit and Compensation Committees of the board of directors of Curis, Inc., and a member of the Compensation Committee of the board of directors of Emmis Communications. Previously, Mrs. Bayh also served on the boards of directors of Cubist Pharmaceuticals, Inc., a pharmaceutical company, from 2000 to 2004, and Esperion Therapeutics, Inc., a biopharmaceutical company, from 2000 to 2003. From 1994 to 2004, she was a Distinguished Visiting Professor at the College of Business Administration at Butler University in Indianapolis, Indiana. From 1994 to 2000, she was a Commissioner for the International Joint Commission of the Water Treaty Act between the United States and Canada. From 1989 to 1994, Mrs. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company. Mrs. Bayh earned a Bachelor of Arts degree from the University of California at Berkeley and received her J.D. degree from the University of Southern California Law Center.

Alexander D. Cross, Ph.D.  Dr. Cross has been a member of our Board of Directors since July 2005 and currently is the Chairperson of the Audit and a member of the Nominating and Corporate Governance Committees of the Board of Directors. Dr. Cross served on the board of directors of Ligand Pharmaceuticals Inc. and was a member of its Audit and Compensation Committees until March 2007. Dr. Cross also served as Chairman of the Board and CEO of Cytopharm, Inc. until August 2006. Dr. Cross has been a consultant in the fields of pharmaceuticals and biotechnology since January 1986 and is presently a principal of NDA Partners. Previously, Dr. Cross served as President and CEO of Zoecon Corporation, a biotechnology company, from April 1983 to December 1985, and Executive Vice President and Chief Operating Officer from 1979 to 1983. Dr. Cross also previously held several corporate management positions at Syntex Corporation from 1961 through 1979. Dr. Cross holds 109 issued United States patents and is the author of 90 peer-reviewed publications. Dr. Cross received his B.Sc., Ph.D. and D.Sc. degrees from the University of Nottingham, England, and is a Fellow of the Royal Society of Chemistry.

Daniel Peters.  Mr. Peters was most recently President and CEO of Medical Diagnostics at GE Healthcare and a corporate officer at GE, retiring at the end of 2007. Prior to his role at GE, Mr. Peters served as Chief Operating Officer at Amersham Health. Previously, Mr. Peters served as the President of Nycomed Amersham Imaging Inc, where he was responsible for managing the company’s diagnostic pharmaceutical operations in North, South and Central America. Mr. Peters had been President of Nycomed Imaging Inc. in the Americas from 1994 to 1997. Prior to that, Mr. Peters held roles of increasing responsibility within the U.S. pharmaceuticals business of Sterling Winthrop, being appointed President of the U.S. Pharmaceutical business in 1993. Mr. Peters is currently on the board of Phadia AB in Uppsala Sweden, serving as Chairman. Previously, Mr. Peters served as a Trustee and founding member of the Health Care Institute of New Jersey from 1996 to 2006, a board member of the Pharmaceutical Research and Manufacturers of America from 1995 to 2005, and a board member of the National Pharmaceutical Council from 1990 to 1993. Mr. Peters also served on the board of Diatide Inc. from 1994 to 1997. Mr. Peters holds a bachelors degree from Western Illinois University.

John V. Pollock.  Mr. Pollock has been a member of our Board of Directors since September 1993, and currently serves as a member of the Audit and Compensation Committees of the Board of Directors. Mr. Pollock is presently the Executive Vice President of United Bank in Vienna, Virginia. From 1975 through the present, he has been a senior banking executive and CEO of other banks in the Washington, D.C. area. From 1991 to 2003, Mr. Pollock served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations maintenance services. Mr. Pollock has also served as a consultant to the partners of Basil Properties and as President of Nastech-Basil International, Inc., a joint venture between Basil Properties and us, which joint venture was dissolved in 1993.

James E. Rothman, Ph.D.  Dr. Rothman is one of the world’s most distinguished biochemists and cell biologists and is currently the Clyde and Helen Wu Professor of Chemical Biology and Director of Columbia University’s Judith P. Sulzberger, M.D. Genome Center. From 2004 until 2007, Dr. Rothman served as Chief Science Advisor of GE Healthcare. He is renowned for discovering the molecular machinery responsible for the transfer of materials among compartments within cells. Prior to joining Columbia University in 2004, Dr. Rothman held Professorships at Stanford University from 1978 to 1988 and Princeton University from 1988 to 1991. In 1991, he founded the Cellular Biochemistry and Biophysics Department at Memorial Sloan-Kettering Cancer Center and was Vice-Chairman of Sloan-Kettering in New York City from 1991 to 2004. Dr. Rothman’s pioneering research in cell biology has been recognized by the U.S. National Academy of Sciences in 1993. He has also received numerous international awards, including the Lasker Award in 2002.

Gregory Sessler.  Mr. Sessler has served as the Executive Vice President and Chief Financial Officer (“CFO”) of Spiration, Inc. since 2002, and is also currently a director and chairman of the audit committee of VLST, Corp. Prior to joining Spiration, Mr. Sessler served as Senior Vice President and CFO of Rosetta Inpharmatics, a leader in informational genomics, from March 2000 until its acquisition by Merck & Co., Inc. (“Merck”) in July 2001 for $540 million. Mr. Sessler is a member of the AICPA and FEI, and he previously served on the board of directors of Corixa Corporation. He also serves on the Executive Committee and is a past chairman of the board of directors of the Washington Biotechnology and Biomedical Association. Mr. Sessler holds a bachelors degree, magna cum laude, from Syracuse University and an MBA from the Stanford Graduate School of Business.

Bruce R. Thaw.  Mr. Thaw has been a member of our Board of Directors since June 1991 and currently serves as Lead Independent Director and as a member of the Audit and Compensation Committees of the Board of Directors. Since January 2000, Mr. Thaw has served as the President and CEO of Bulbtronics, Inc., a national distributor of technical and specialty light sources and related products to the medical, scientific, entertainment and industrial markets. Mr. Thaw is a practicing attorney and was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. From 1984 to 2001, Mr. Thaw served as our general counsel. From 1990 until April 2007, Mr. Thaw served as a member of the board of directors of SafeNet, Inc., a company that designs, manufactures and markets information security systems, products and services that protect and secure digital identities, communications, intellectual property and applications over wide area networks and virtual private networks. Mr. Thaw holds a B.B.A. degree in Banking and Finance from Hofstra University and a J.D. degree from the Hofstra University School of Law.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information as of December 31, 2007 with respect to each person or group who is known to us, in reliance on Schedules 13D and 13G reporting beneficial ownership and filed with the Securities and Exchange Commission (the “SEC”), to beneficially own more than 5% of our outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual or group listed with sole voting and/or investment power.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class (%)

FMR Corp.(1)	2,885,914	11.18%
Barclays Global Investors (Deutschland) AG (2)	1,359,684	5.27%

(1)	Address: 82 Devonshire Street, Boston, MA 02109. Share information is furnished in reliance on the Schedule 13G/A dated February 13, 2008 of FMR Corp. filed with the SEC, which represents holdings as of December 31, 2007.

(2)	Address: Apianstrasse 6, D-85774, Unterfohring, Germany. Share information is furnished in reliance on the Schedule 13G/A, dated January 10, 2008 of Barclays Global Investors (Deutschland) AG filed with the SEC, which represents holdings as of December 31, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is certain information as of March 31, 2008 for (i) the members of and nominees for the Board of Directors, (ii) our executive officers named in the Summary Compensation Table below, and (iii) our directors and executive officers as a group. Unless otherwise indicated, the business address of each person in the table below is c/o Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021. No shares identified below are subject to a pledge.

		Number of		Percent of Shares
Name	Age	Shares(1)		Outstanding (%)(1)

Susan B. Bayh, Director	48	47,735	(2)	*
Dr. Alexander D. Cross, Director	76	54,500	(3)	*
Dr. Ian R. Ferrier, Director	65	32,657	(4)	*
Myron Z. Holubiak, Director	61	54,157	(5)	*
Leslie D. Michelson, Director	57	81,892	(6)	*
Daniel Peters, Director Nominee	56	—		*
John V. Pollock, Director	69	103,333	(7)	*
James E. Rothman, Director Nominee	57	—		*
Gregory Sessler, Director Nominee	55	—		*
Gerald T. Stanewick, Director(8)	61	187,412	(9)	*
Bruce R. Thaw, Director	55	210,041	(10)	*
Devin N. Wenig, Director	41	347,453	(11)	1.3%
Dr. Steven C. Quay, Chairman of the Board and CEO(12)	57	1,632,540	(13)	5.9%
Philip C. Ranker, Former CFO	48	55,034	(14)	*
Timothy M. Duffy, Chief Business Officer	47	90,590	(15)	*
Dr. Gordon C. Brandt, President	48	55,070	(16)	*
Peter J. Knudsen, Intellectual Property Counsel	57	16,430	(17)	*
David E. Wormuth, Former Senior V. P., Operations	62	71,199	(18)	*
All directors and executive officers as a group (15 persons)	—	2,980,745	(19)	10.5%

*	Beneficial ownership of less than 1.0% is omitted.

(1)	Except as otherwise noted below, includes all outstanding shares of Common Stock, shares of Common Stock underlying vested options, and all outstanding restricted shares of Common Stock (both vested and unvested), that are owned beneficially by the individual listed with sole voting and/or investment power. All references to “vested” options shall include all such options that are exercisable as of March 31, 2008, as well as those options that will become exercisable within 60 days of March 31, 2008.

(2)	Includes vested options to purchase 23,000 shares of Common Stock and 7,989 unvested restricted shares of Common Stock.

(3)	Includes vested options to purchase 26,500 shares of Common Stock and 8,833 unvested restricted shares of Common Stock.

(4)	Includes vested options to purchase 20,000 shares of Common Stock and 5,578 unvested restricted shares of Common Stock.

(5)	Includes vested options to purchase 27,500 shares of Common Stock and 9,745 unvested restricted shares of Common Stock.

(6)	Includes vested options to purchase 30,500 shares of Common Stock and 12,068 unvested restricted shares of Common Stock.

(7)	Includes vested options to purchase 72,500 shares of Common Stock and 8,333 unvested restricted shares of Common Stock.

(8)	Gerald T. Stanewick was nominated as Dr. Quay’s designee for election to the Board of Directors for the term ending at the 2008 annual meeting. See “Certain Relationships and Related Transactions — Contractual Arrangements.”

(9)	Includes vested options to purchase 22,000 shares of Common Stock, 3,333 unvested restricted shares of Common Stock and 59,000 shares of Common Stock held by Mr. Stanewick’s spouse.

(10)	Includes vested options to purchase 96,000 shares of Common Stock and 8,333 unvested restricted shares of Common Stock.

(11)	Includes vested options to purchase 42,000 shares of Common Stock, 5,000 unvested restricted shares of Common Stock and 166 shares held by Mr. Wenig’s spouse.

(12)	Dr. Quay has served as our Chairman and CEO since August 2000, and as our President from August 2000 until December 19, 2007. On December 19, 2007, Dr. Gordon Brandt was promoted to the position of President. Dr. Quay remains Chairman and CEO.

(13)	Includes vested options to purchase 1,201,416 shares of Common Stock, 84,000 unvested restricted shares of Common Stock and 165 shares of Common Stock held by Dr. Quay’s spouse.

(14)	As of January 4, 2008, Mr. Ranker held 26,612 shares of Common Stock and held vested options to purchase 28,422 shares of Common Stock. Mr. Ranker resigned as our CFO and Secretary on January 4, 2008. The Common Stock ownership information is based upon information available to us as of January 4, 2008 and may not reflect transactions subsequent to that date.

(15)	Includes vested options to purchase 33,995 shares of Common Stock and 29,492 unvested restricted shares of Common Stock. On February 12, 2008, Mr. Duffy was named Chief Business Officer, having previously served as Executive VP, Marketing & Business Development, and prior to that as our VP, Marketing and Business Development since June 2004.

(16)	Includes vested options to purchase 14,566 shares of Common Stock and 28,500 unvested restricted shares of Common Stock. Dr. Brandt was named President on December 19, 2007, having previously served as our Executive VP, Clinical Research and Medical Affairs since November 2002.

(17)	Includes 9,540 unvested restricted shares of Common Stock.

(18)	Includes vested options to purchase 47,360 shares of Common Stock and 13,000 unvested restricted shares of Common Stock. Mr. Wormuth was terminated in connection with our reduction in force on November 19, 2007. Under the terms of a separation agreement between Mr. Wormuth and Nastech, Mr. Wormuth is serving as a consultant through May 15, 2008 and his stock options and restricted stock continue to vest through that date. The Common Stock ownership information is based upon information available to us as of November 19, 2007 and may not reflect transactions subsequent to that date.

(19)	Includes vested options to purchase 1,616,643 shares of Common Stock, 266,227 unvested restricted shares of Common Stock and 59,331 shares of Common Stock indirectly held by spouses. Mr. Ranker and Mr. Wormuth were excluded since they have left the Company as noted above.

Biographical information concerning our CEO and the director nominees is set forth above under the caption “Proposal No. 1 — Election of Directors.” Biographical information concerning our remaining executive officers is set forth below.

Philip C. Ranker.  Mr. Ranker joined us as Vice President of Finance in August 2004. In September 2005, he was named interim CFO and interim Secretary. Effective January 1, 2006, the interim titles for Mr. Ranker were removed. On January 4, 2008, Mr. Ranker resigned from his positions with us effective immediately. In March 2006, Mr. Ranker was appointed to the board of directors of ImaRx Therapeutics, Inc. and serves on the audit committee. Prior to joining us, Mr. Ranker served as Director of Finance of ICOS Corporation from 2001 to 2004. Mr. Ranker also served as Assistant Corporate Controller of Scholastic Corporation from 1999 to 2000 and was employed by Aventis Pharma from 1984 to 1999, holding positions of Accounting Supervisor, Finance Manager, Business Manager and Senior Finance Director. Mr. Ranker was employed by Peat Marwick from 1981 to 1984. Mr. Ranker earned a B.S. in accounting from the University of Kansas. Mr. Ranker received his CPA certificate in 1983.

Timothy M. Duffy.  Mr. Duffy has been employed by us since June 2004 and served as our Vice President, Marketing and Business Development until January 2006. In January 2006, Mr. Duffy was promoted to Executive Vice President, Marketing, Business Development and Legal Affairs. On February 12, 2008, we appointed Mr. Duffy to the position of Chief Business Officer. Prior to joining us, Mr. Duffy held the position of Vice President, Business Development at Prometheus Laboratories Inc., a privately held specialty pharmaceutical company. Prior to Prometheus, Mr. Duffy served for 13 years in functional and management positions in the pharmaceutical division at The Procter & Gamble Company. Mr. Duffy received a B.A. in biology from Loras College in Dubuque, Iowa.

Dr. Gordon C. Brandt.  Dr. Brandt joined us in November 2002. On December 19, 2007, Dr. Brandt was promoted to the position of President. As President he manages the day-to-day operations of the company, as well as overseeing the drug development process from discovery through preclinical and clinical testing and regulatory submission. Prior to becoming President, Dr. Brandt served as our Executive Vice President of Clinical Research and Medical Affairs. In his 25 year career developing drugs, biologicals, and medical devices, Dr. Brandt has held positions in engineering, marketing and management. Dr. Brandt graduated from Yale University with a B.S. degree in Engineering, received an M.D. from the University of California, San Francisco, and completed a residency in internal medicine at Kaiser Foundation Hospital, San Francisco. Dr. Brandt is the author of numerous scientific papers and abstracts, and is an inventor on five U.S. patents.

Peter J. Knudsen, Ph.D, J.D.  Mr. Knudsen has been employed by us since April 2005 and serves as our Intellectual Property Counsel. Prior to joining us, Mr. Knudsen provided legal counsel to biotechnology startups in Seattle, Washington as Principal of his own legal firm from 2002 to 2005. Earlier, in New York City, Mr. Knutson was an Associate at the law firm of Fish and Neave from 1995 to 2002, mainly practicing patent litigation and a Patent Agent at Fitzpatrick Cella Harper and Scinto from 1990 to 1995, mainly practicing patent prosecution. He received his law degree from St. John’s University in 1994. Prior to practicing law, Mr. Knudsen served as a faculty member and principal investigator in biotechnology research at Columbia University, College of Physicians & Surgeons from 1986 to 1990, and earlier, in Boston, at Harvard University Medical School, Cambridge, from 1980 to 1984. In 1980, Mr. Knudsen received a Ph.D. in Biophysics from the chemistry department, University of California, Berkeley, from which he also earlier received an A.B. in Psychology.

David E. Wormuth.  Mr. Wormuth was terminated in connection with our reduction in force on November 19, 2007. Under the terms of a separation agreement between Mr. Wormuth and the Company, Mr. Wormuth is serving as a consultant through May 15, 2008 and his stock options and restricted stock continue to vest through that date. Mr. Wormuth had been employed by us since March 2001 as our Senior Vice President, Operations. From 1997 to 2001, Mr. Wormuth was President of David E. Wormuth & Associates, a consulting firm providing expert consulting services to the pharmaceutical industry related to manufacturing and quality control. From 1992 until 1997, Mr. Wormuth served as Vice President of Operations for Sonus. Prior to joining Sonus, Mr. Wormuth spent five years in various operational and manufacturing positions with Kabivitrum, Inc., a Swedish firm, specializing in emulsion technology and the development of amino acids for LVP applications. Prior to Kabivitrum, Mr. Wormuth spent 13 years with Abbott Laboratories in various manufacturing roles until 1987. Mr. Wormuth graduated from Newberry College in Newberry, South Carolina, where he received a B.A. in history and political science, and also served in the United States Marine Corps.

Bruce R. York.  Following Mr. Ranker’s resignation in January 2008, Mr. York was appointed to serve as our CFO and Secretary. Mr. York joined us as our Director, Accounting and Corporate Controller in August 2004. In September 2005, he was appointed our Senior Director, Finance, interim Chief Accounting Officer and interim Assistant Secretary. Effective January 1, 2006, the interim titles for Mr. York were removed. Prior to joining us, Mr. York served as VP, CFO and Corporate Secretary of Cellular Technical Services Company, Inc. from 1999 to 2004. Mr. York also served as Director of Finance for Cell Therapeutics, Inc. from 1998 to 1999, and was employed by Physio Control International Corporation from 1987 to 1998, holding positions of Director of Business Planning, Director of Finance — Europe, Director of Finance and Corporate Controller and Manager of Tax and Assets. Mr. York was employed by Price Waterhouse from 1978 to 1987. Mr. York earned a B.A. in government from Dartmouth College and an M.B.A. in finance and accounting from the Amos Tuck School of Business at Dartmouth. Mr. York has been a licensed CPA since 1979.

Certain Relationships and Related Transactions

Contractual Arrangements.  Pursuant to the terms and conditions of Dr. Quay’s employment agreement, we agreed, for the term of Dr. Quay’s employment with us, (i) to nominate Dr. Quay for successive terms as a member and Chairman of the Board of Directors, and (ii) to nominate a designee of Dr. Quay, who is reasonably acceptable to us, for successive terms as a member of the Board of Directors. We are obligated to use all best efforts to cause Dr. Quay and his designee to be elected to the Board of Directors at the Annual Meeting. Gerald R. Stanewick, a current member of the Board of Directors, was designated by Dr. Quay for election to the Board of Directors at the 2005, 2006 and 2007 Annual Meetings. Dr. Quay did not nominate a designee for the 2008 Annual Meeting.

Independence of the Board of Directors

The Board of Directors has adopted Nasdaq’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the Board of Directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board of Directors has determined that a majority of the current members of the Board of Directors, namely Susan B. Bayh, Dr. Alexander D. Cross, Dr. Ian D. Ferrier, Myron Z. Holubiak, Leslie D. Michelson, John V. Pollock, Bruce R. Thaw and Devin N. Wenig, are independent directors within the meaning of such Nasdaq independence standards in terms of independence from management, such members constituting eight (8) of the ten (10) current members of the Board of Directors. The Board also has determined that a majority of the nominees for the Board of Directors, namely Susan B. Bayh, Dr. Alexander D. Cross, Daniel Peters, John V. Pollock, Gregory Sessler and Bruce R. Thaw, are independent directors within the meaning of such Nasdaq independence standards in terms of independence from management during the past year, such members constituting six (6) of the eight (8) director nominees. In making these independence determinations, the Board of Directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

Meetings of the Board of Directors

The Board of Directors held eleven meetings during 2007. During 2007, all directors except Mr. Wenig, who attended eight meetings, attended more than 75% of the aggregate number of meetings of the Board of Directors. We do not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of stockholders, but we strongly encourage all members of the Board of Directors to attend our annual meetings and expect such attendance except in the event of extraordinary circumstances. All members of the Board of Directors, except Mr. Wenig, attended our annual meeting of stockholders on June 13, 2007.

Executive Sessions of the Board of Directors consisting only of independent directors will be held at least twice per year, and periodically as determined by the independent directors. Such Executive Sessions will typically occur immediately following regularly scheduled meetings of the Board of Directors or at any other time and place as the independent directors may determine. The Board of Directors has designated Bruce R. Thaw to serve as our Lead Independent Director. In this capacity, Mr. Thaw is generally responsible for organizing, managing and presiding over the Executive Sessions of the Board of Directors and performing such other oversight functions from time to time as the independent directors deem necessary or appropriate, and reporting on outcomes of the Executive Sessions and such other activities to the Board of Directors and CEO as appropriate. Interested parties may submit matters for consideration to the independent directors by utilizing the procedures identified under “Stockholder Communications” in this Proxy Statement. During 2007, the independent directors met in Executive Session eleven times.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of these Committees, which we make available free of charge on or through our Internet website, as well as items related to corporate governance matters, including the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors and our Code of Business Conduct and Ethics applicable to all employees, officers and directors. We maintain our Internet website at www.nastech.com. You can access our committee charters and code of conduct on our website by first clicking “About Nastech” and then “Corporate Governance.” We intend to disclose on our Internet website any amendments to or waivers from our Code of Business Conduct and Ethics, as well as any amendments to the charters of any of the Audit, Compensation or Nominating and Corporate Governance Committees of the Board of Directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: Nastech Pharmaceutical Company Inc., Investor Relations Department, 3830 Monte Villa Parkway, Bothell, Washington 98021. The current members of these committees are identified in the following table:

Nominating
		Lead			and Corporate
		Independent	Audit	Compensation	Governance
Director	Chairman	Director	Committee	Committee	Committee

Susan B. Bayh				X	Chair
Dr. Alexander D. Cross			Chair		X
Dr. Ian R. Ferrier
Myron Z. Holubiak				Chair	X
Leslie D. Michelson			X		X
John V. Pollock			X	X
Steven C. Quay, M.D., Ph.D.	X
Gerald T. Stanewick
Bruce R. Thaw		X	X	X
Devin N. Wenig

Audit Committee.  The Audit Committee, which currently consists of Dr. Alexander D. Cross, Chairman, John V. Pollock, Bruce R. Thaw and Leslie D. Michelson, held eight meetings during 2007. All members of the Audit Committee attended at least 75% of the meetings during the periods served as committee members in 2007. Among other functions, the Audit Committee authorizes and approves the engagement of the independent registered public accounting firm, reviews the results and scope of the audit and other services provided by the independent registered public accounting firm, reviews our financial statements, reviews and evaluates our internal control functions, approves or establishes pre-approval policies and procedures for all professional audit and permissible non-audit services provided by the independent registered public accounting firm and reviews and approves any proposed related party transactions.

The Board of Directors has determined that each of Dr. Alexander D. Cross, John V. Pollock, Bruce R. Thaw and Leslie D. Michelson is an independent director within the meaning of the Nasdaq independence standards and Rule 10A-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert under applicable SEC Rules and satisfies the Nasdaq standards of financial literacy and financial or accounting expertise or experience.

Compensation Committee.  The Compensation Committee, which currently consists of Myron Z. Holubiak, Chairman, Susan B. Bayh, John V. Pollock and Bruce R. Thaw, held nine meetings during 2007. All members attended at least 75% of the meetings during the periods served as committee members in 2007. The Board of Directors has determined that each of the members of the Compensation Committee is an independent director within the meaning of the Nasdaq independence standards.

The Compensation Committee’s functions include reviewing and approving the compensation and benefits for our executive officers, administering our equity compensation plans and making recommendations to the Board of

Directors regarding these matters. The CEO does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors. During 2007 the compensation committee retained Mercer Human Resource Consulting, a human resource and compensation consulting firm (“Mercer”), as its independent compensation consultant. The consultant served at the request of the committee, and the consultant’s fees were approved by the committee. The consultant provided the committee with a report regarding the compensation paid by our competitors and other employers who compete with us for executives.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Susan B. Bayh, Chairman, Dr. Alexander D. Cross, Leslie D. Michelson and Myron Z. Holubiak, held four meetings during 2007. All members attended at least 75% of the meetings during the periods served as committee members in 2007. The Nominating and Corporate Governance Committee searches for and recommends to the Board of Directors potential nominees for director positions and makes recommendations to the Board of Directors regarding the size, composition and compensation of the Board of Directors and its committees. The Board of Directors has determined that each of Susan B. Bayh, Dr. Alexander D. Cross, Leslie D. Michelson and Myron Z. Holubiak is an independent director within the meaning of the Nasdaq independence standards.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, will continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of our Board of Directors and our senior management. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates. The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates.

The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of our stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with our interests and those of our stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing us and have adequate time to devote to service on the Board of Directors. We also require that a majority of our directors be independent, at least three directors have the financial literacy necessary for service on the Audit Committee under applicable Nasdaq rules and at least one director qualifies as an Audit Committee Financial Expert in accordance with applicable SEC rules.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for nominees to fill director positions, provided that the Nominating and Corporate Governance Committee will not entertain stockholder nominations from stockholders who do not meet the eligibility criteria for submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. Stockholders may submit written recommendations for committee appointments or recommendations for nominees to the Board of Directors, together with appropriate biographical information and qualifications of such nominees as required by our Bylaws, to our Corporate Secretary following the same procedures as described in “Stockholder Communications” in this Proxy Statement. In order for the Nominating and Corporate Governance Committee to consider a nominee for directorship submitted by a stockholder, such recommendation must be received by the Corporate Secretary by the time period set forth in our most recent proxy statement for the submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. The Corporate Secretary shall then deliver any such communications to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate stockholder recommendations for candidates for the Board of Directors using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2007, or at any time in the past, one of our officers or employees, or had a relationship in fiscal 2007 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during fiscal 2007, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Stockholder Communications

All stockholder communications must (i) be addressed to our Corporate Secretary at our address, (ii) be in writing either in print or electronic format, (iii) be signed by the stockholder sending the communication, (iv) indicate whether the communication is intended for the entire Board of Directors, the Nominating and Corporate Governance Committee, or the independent directors, (v) if the communication relates to a stockholder proposal or director nominee, identify the number of shares held by the stockholder, the length of time such shares have been held, and the stockholder’s intention to hold or dispose of such shares, provided that the Board of Directors and the Nominating and Corporate Governance Committee will not entertain shareholder proposals or shareholder nominations from shareholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under Commission Rule 14a-8 of Regulation 14A under the Exchange Act and (vi) if the communication relates to a director nominee being recommended by the stockholder, must include appropriate biographical information of the candidate as is required by our Bylaws.

Upon receipt of a stockholder communication that is compliant with the requirements identified above, the Corporate Secretary shall promptly deliver such communication to the appropriate member(s) of the Board of Directors or committee member(s) identified by the stockholder as the intended recipient of such communication by forwarding the communication to either the chairman of the Board of Directors with a copy to the CEO, the chairman of the Nominating and Corporate Governance Committee, or to each of the independent directors, as the case may be.

The Corporate Secretary may, in his or her sole discretion and acting in good faith, provide copies of any such stockholder communication to any one or more of our directors and executive officers, except that in processing any stockholder communication addressed to the independent directors, the Corporate Secretary may not copy any member of management in forwarding such communications. In addition, the Secretary may, in his or her sole discretion and acting in good faith, not forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for consideration by the intended recipient, and any such correspondence may be forwarded elsewhere in the Company for review and possible response.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2007, has been our independent registered public accounting firm for each completed fiscal year beginning with the year ended December 31, 1996, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2008. In the event that ratification of this appointment of independent registered public accounting firm is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of our independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Your ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 does not preclude the Audit Committee from terminating its engagement of KPMG LLP and retaining a new independent registered public accounting firm, if it determines that such an action would be in our best interest. Total fees billed to us by KPMG LLP for the years ended December 31, 2007 and 2006 were $483,827 and $350,570, respectively, and were comprised of the following:

Audit Fees.  The aggregate fees billed for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the audit of our internal controls over financial reporting, (iii) the review of the financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, (iv) consents and comfort letters issued in connection with equity offerings and (v) services provided in connection with statutory and regulatory filings or engagements were $483,827 for the year ended December 31, 2007 and $350,570 for the year ended December 31, 2006.

Audit-Related Fees.  We did not incur any audit-related fees for the years ended December 31, 2007 or December 31, 2006.

Tax Fees.  The aggregate fees billed for professional services rendered in connection with tax compliance, tax planning and federal and state tax advice were zero for the years ended December 31, 2007 and December 31, 2006.

All Other Fees.  We did not incur any other fees for the years ended December 31, 2007 and December 31, 2006.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm (subject, if applicable, to stockholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm is engaged by, and reports directly to, the Audit Committee.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X, provided that all such excepted services are subsequently approved by the Audit Committee prior to the completion of the audit. In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairman of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $15,000, and the Chairman of the Audit Committee reports for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, either in person or by proxy, is required for approval of Proposal No. 2. For purposes of the ratification of our independent registered public accounting firm, abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

CHANGE OUR CAPITAL STRUCTURE BY INCREASING THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 90,000,000

General

The Board of Directors is proposing to amend our current Certificate of Incorporation, as amended and restated to date (the “Current Certificate”), to increase the number of our authorized shares of Common Stock from 50,000,000 to 90,000,000, as more fully described below. Other than the proposed increase in the number of shares of our authorized Common Stock, the proposed amendment is not intended to modify the rights of existing stockholders in any material respect. The Board of Directors approved the proposed increase in the number of authorized shares of Common Stock and recommends the approval and adoption of Proposal No. 3 by the stockholders.

If approved, the proposed amendment to the Current Certificate (the “Authorized Capital Amendment”) under this Proposal No. 3 will become effective upon the filing of the Authorized Capital Amendment with the Secretary of State of the State of Delaware, which we would process promptly after the Annual Meeting. If Proposal No. 3 is not approved, the Authorized Capital Amendment would not be filed, and the Current Certificate would remain in effect, unless Proposal No. 5 is approved, in which case we will file an amendment to the Current Charter to reflect the change of the corporate name to “MDRNA, Inc.”, as further discussed in Proposal No. 5. If both Proposal Nos. 3 and 5 are approved, then in lieu of the Authorized Capital Amendment, we shall file an amendment to the Current Certificate to reflect both the increase in authorized shares of Common Stock described in this Proposal No. 3 and the change of our corporate name as described in Proposal No. 5. A copy of the Current Certificate is available as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005.

Background of Proposed Increase in the Number of Authorized Shares of Common Stock

Under Delaware law, we may only issue shares of our capital stock to the extent such shares have been authorized for issuance under our Current Certificate. The Current Certificate authorizes the issuance of up to 50,000,000 shares of Common Stock and up to 100,000 shares of preferred stock, having a par value of $0.01 per share. As of March 31, 2008, 26,693,935 shares of Common Stock were issued and outstanding, 3,355,486 unissued shares of Common Stock were reserved for future issuance under our equity compensation plans, including 300,000 unissued shares of Common Stock which were reserved for future issuance under our Employee Stock Purchase Plan, and 144,430 unissued shares of Common Stock which were reserved for issuance upon the exercise of outstanding warrants, leaving approximately 19,806,149 shares of Common Stock unissued and unreserved. In addition, 50,000 shares of the authorized preferred stock have been designated as Series A Preferred Stock in connection with the Company’s stockholder rights plan, which number shall increase to 90,000 through an amendment to the Current Certificate if Proposal No. 3 is approved. However, no shares of Series A Preferred Stock have been issued. In order to ensure sufficient shares of Common Stock will be available for issuance by the Company, the Board of Directors has approved, subject to stockholder approval, the Authorized Capital Amendment to increase the number of shares of such Common Stock authorized for issuance from 50,000,000 to 90,000,000.

Purpose and Effect of the Authorized Capital Amendment

The Board of Directors believes it desirable to increase the authorized number of shares of Common Stock in order to provide us with adequate flexibility in corporate planning and strategies. The availability of additional shares of Common Stock for issuance could be used for a number of purposes, including corporate financing, public or private offerings of Common Stock, future acquisitions, stock dividends, stock splits, strategic relationships with corporate partners, stock options, and other stock-based compensation. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock.

There are currently no plans, agreements or understandings regarding the issuance of any of the additional shares of Common Stock that would be available if this proposal is approved. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further stockholder approval, unless such action is required by applicable law or the rules of Nasdaq or any stock exchange on which our securities may be listed.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock. There will be no change in voting rights, dividend rights, liquidation rights, preemptive rights or any other stockholder rights as a result of the Authorized Capital Amendment. However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the rules of Nasdaq or any stock exchange on which our securities may be listed. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

The increase in our authorized but unissued shares of Common Stock that would result from adoption of the Authorized Capital Amendment could have a potential anti-takeover effect with respect to the Company, although management is not presenting the proposal for this reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the Authorized Capital Amendment arises because it would enable us to issue additional shares of Common Stock up to the total authorized number with the effect that stockholdings and related voting rights of then existing stockholders would be diluted to an extent proportionate to the number of additional shares of Common Stock issued. In addition, if we were the subject of a hostile takeover attempt, we could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for our stockholders to realize a higher price for their shares than is generally available in the public markets. This proposal is not being presented with the intent that it be utilized as a type of anti-takeover device with respect to any attempt or contemplated attempt to acquire control of the Company.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock as of the record date, either in person or by proxy, is required for approval of Proposal No. 3. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF THE COMPANY’S 2008 STOCK INCENTIVE PLAN

In late 2007 and early 2008, the Board of Directors was evaluating whether we had a sufficient number of shares available under our existing stock incentive plans in order to continue to attract, motivate and retain talented and experienced employees, and in order to continue to provide stock-related compensation to non-employee directors in lieu of cash compensation they might otherwise be paid. As part of this process, the Compensation Committee of the Board of Directors (the “Compensation Committee”) reviewed the number of shares available under our 2000 Non-Qualified Stock Option Plan, our 2002 Stock Option Plan and our 2004 Stock Incentive Plan (collectively, the “Existing Plans”), and determined that an insufficient number of shares were available under the Existing Plans to enable us to provide sufficient future grants of stock options or other stock awards.

Consequently, on April 3, 2008, the Compensation Committee recommended the adoption of the Nastech Pharmaceutical Company Inc. 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan is structured to permit awards of stock options, restricted stock, stock appreciation rights and performance shares, as is the case under the 2004 Stock Incentive Plan.

The purpose of the 2008 Plan is to attract and retain the best available employees and directors for our company and to encourage the highest level of performance by such persons, thereby enhancing the value of our company for the benefit of its stockholders. The 2008 Plan is also intended to motivate such persons to contribute to our future growth and profitability, to reward the performance of these individuals and increase the proprietary and vested interest of all such persons in our growth and performance in a manner that provides them with a means to increase their holdings of Common Stock and aligns their interests with the interests of our stockholders. Potentially all of our employees, officers and directors are eligible to participate in the 2008 Plan. As of April 11, 2008, the closing price of our Common Stock on the NASDAQ Global Market (“NASDAQ”) was $2.49 per share. There are currently no participants in the 2008 Plan. Because participation in, and the types of awards that may be made under, the 2008 Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants, including our directors, executive officers and other employees, are not currently determinable. As of April 11, 2008, there were approximately five executive officers, 80 employees and nine non-employee directors of our Company and its subsidiaries who were eligible to participate in the 2008 Plan.

In addition, we have entered into agreements with each of Gunter Blobel, M.D., Dr. Roger D. Kornberg, Carl Novina, M.D., Ph.D., and Dr. James E. Rothman, Ph.D. to serve as members of the Scientific Advisory Board (the “SAB”) of our wholly-owned subsidiary, MDRNA Research, Inc. (formerly MDRNA, Inc.), pursuant to which we contemplate that each SAB member may be granted, following approval by our Board of Directors, options to purchase up to approximately one percent of the issued and outstanding shares of the Company’s Common Stock on a diluted basis. We anticipate that the options to be granted to the members of the SAB (exercisable for approximately 1,000,000 shares of Common Stock) will be granted under the 2008 Plan.

The following table shows the number of equity awards outstanding, as well as the number of shares remaining available for grant under the Existing Plans as of December 31, 2007.

	Outstanding	Shares Available
Plan	Equity Awards	for Future Grant

1990 Stock Option Plan	90,000	—
2000 Non-Qualified Stock Option Plan	334,779	42,491
2002 Stock Option Plan	1,225,165	4,181
2004 Stock Incentive Plan	1,372,466	533,270
2007 Employee Stock Purchase Plan	—	300,000

The 2008 Plan provides for the granting of stock options, restricted stock awards, stock appreciation rights, and performance-share awards to our employees and our non-employee directors. The 2008 Plan does not permit the repricing of options or the granting of discounted options, and does not contain an evergreen provision (which would automatically increase the number of shares available under the 2008 Plan). Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to options and other awards by qualifying payments under the 2008 Plan as performance-based compensation.

The following is a brief description of the 2008 Plan. The full text of the 2008 Plan is attached as Annex A to this Proxy Statement, and the following description is qualified in its entirety by reference to Annex A. It is the judgment of the Board of Directors that approval of the 2008 Plan is in the best interests of the Company and our stockholders.

Administration and Duration

The administration of the 2008 Plan is the responsibility of the Compensation Committee. It is anticipated that each member of the Compensation Committee will be a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently, the Compensation Committee is comprised of four independent Directors. Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Board of Directors also may act in place of the Compensation Committee. The Compensation Committee will have the authority to interpret the 2008 Plan, to establish and revise rules and regulations relating to the 2008 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2008 Plan.

Limit on Awards under the 2008 Plan

The maximum number of shares of Common Stock as to which stock options and other stock awards may be granted under the 2008 Plan is 4,500,000 shares. No individual may be granted stock options, stock appreciation rights or other stock-based awards with respect to more than 2,250,000 shares in any calendar year. The shares to be delivered under the 2008 Plan will be made available from authorized but unissued shares of Common Stock, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2008 Plan but are not actually issued (for example because the award lapsed or was cancelled) and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

All employees of the Company and the Company’s non-employee directors will be eligible to participate in the 2008 Plan. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. Each individual who receives an award under the 2008 Plan is referred to as a “Recipient.”

Stock Options

Options granted under the 2008 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of any stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in Common Stock.

The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees will be exercisable as to one-third of the shares on each of the first three anniversaries of the option grant and will remain exercisable until the tenth anniversary of the date of the grant. Options granted to non-employee directors will be fully exercisable on the first anniversary of grant, except that an option granted in conjunction with the annual stockholders meeting will be exercisable at the earlier of the first anniversary of grant and the next annual stockholders meeting (which may be slightly earlier than the first anniversary). No option may be exercised before the first anniversary of date of grant (or the next stockholders meeting in the case of non-employee directors) or after the tenth anniversary of the date of grant.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the Recipient to receive — in cash or shares of stock, at the Compensation Committee’s discretion — the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant. A SAR cannot have a term longer than ten years.

Restricted Stock

The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of Company stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Recipient terminates employment, he or she will forfeit any unvested shares. Unless the agreement granting restricted stock specifies otherwise, one third of a restricted stock award will vest on each of the first three anniversaries of the grant date. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee. If the Compensation Committee determines that a restricted stock award is intended to constitute “performance-based compensation” for purposes of Code Section 162(m) (see “Code Section 162(m)” below), the grant or vesting of the restricted stock award will be contingent on achievement of objective performance targets based on corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flow, residual income or any combination thereof) and/or one or more corporate, divisional or individual scientific or inventive measures.

Performance Shares

The Compensation Committee, in its discretion, may grant awards of performance shares. A performance share entitles the Recipient to receive shares of Company stock or to be paid the value of such shares in cash, in the Compensation Committee’s discretion, if specified performance goals are met. If the Compensation Committee determines that a performance share award is intended to constitute “performance-based compensation” for purposes of Code Section 162(m) (see “Code Section 162(m)” below), the specified performance goals will be based on the criteria listed above under “Restricted Stock.”

Amendment or Termination

Subject to applicable Nasdaq rules, the Board of Directors may amend, alter or terminate the 2008 Plan without stockholder approval. Under the Nasdaq rules, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2008 Plan or make any other material changes to the 2008 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder’s consent. Unless terminated earlier, the 2008 Plan will terminate on April 4, 2018. Upon termination of the 2008 Plan, outstanding grants and awards made before termination will continue in accordance with their terms. However, no new grants or awards may be made following termination.

Federal Income Tax Consequences

The following discussion outlines generally the current federal income tax consequences of the 2008 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A Recipient who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our Common Stock on the date of exercise and the option exercise price is a tax preference item that may subject the Recipient to alternative minimum tax. A Recipient generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Recipient holds the stock acquired for more than one year. A Recipient who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Recipient as long or short-term capital gain, depending on the length of the holding period. To the extent the Recipient recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

A Recipient will not recognize income upon the grant of a nonqualified option. Upon exercise, the Recipient will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Recipient. Any taxable income recognized by a Recipient in connection with an option exercise is subject to income and employment tax withholding. When the Recipient disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A Recipient will not recognize income upon the grant of an SAR. Upon exercise, the Recipient will recognize ordinary income equal to the cash or fair market value of the shares of Common Stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Recipient.

Restricted Stock

Generally, a Recipient will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Recipient will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Recipient. A Recipient who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Recipient will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the Recipient. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the Section 83(b) election, the shares are forfeited, the Recipient will not be entitled to a loss deduction.

Performance Shares

A Recipient will not recognize income upon the grant of performance shares. At the time that the performance goals are achieved and the individual receives the shares or cash, he or she will recognize ordinary income equal to the cash or fair market value of Common Stock, or combination thereof, received, at which time the Recipient also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Recipient.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the CEO and the four other most highly paid executive officers of a publicly traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the computation of the deduction limit. Options and SARs granted under the 2008 Plan are excluded from the computation of the deduction limit and the Compensation Committee can cause other awards under the 2008 Plan to be similarly excluded from the computation of the deduction limit by conditioning the grant or vesting upon specified performance goals.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote, either in person or by proxy, is required for approval of Proposal No. 4. For purposes of the adoption of the Nastech Pharmaceutical Company Inc. 2008 Stock Incentive Plan, abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY TO MDRNA, INC.

The Board of Directors has adopted resolutions approving, declaring advisable and recommending that our stockholders approve an amendment to our current Certificate of Incorporation, as amended and restated to date (the “Current Certificate”), to change our corporate name from “Nastech Pharmaceutical Company Inc.” to “MDRNA, Inc.” If approved by our stockholders, Proposal No. 5 will become effective upon the filing of a certificate of amendment of the Current Certificate with the Secretary of State of the State of Delaware. We plan to file the certificate of amendment as soon as reasonably practicable after receiving approval of the amendment from our stockholders.

If this proposal is approved, Article First of the Current Certificate will be amended to read in its entirety as follows:

“The name of the Corporation is MDRNA, Inc.”

Purpose and Rationale for the Proposed Amendment

The Board is recommending the approval of the company name change to reflect our increased focus on our proprietary ribonucleic acid interference (“RNAi”) technology following the recent restructuring of our business operations. We believe we are at the forefront of small interfering RNA (“siRNA”) therapeutic research and development. Our RNAi therapeutic programs are targeted at both developing and delivering novel therapeutics using siRNA to down-regulate the expression of certain disease-causing proteins that are over-expressed in inflammation, viral respiratory infections and other diseases. The Board believes that changing our name to reflect our focus on our RNAi technology platform will further promote the awareness of our company in the minds of strategic partners, stockholders and the investment community.

Effect of the Proposed Amendment

If approved by stockholders, the change in corporate name will not affect the validity or transferability of any existing stock certificates that bear the name “Nastech Pharmaceutical Company Inc.” If the proposed name change is approved, stockholders with certificated shares should continue to hold their existing stock certificates, and will not be required to submit their stock certificates for exchange. The rights of stockholders holding certificated shares under existing stock certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “MDRNA, Inc.”

Currently our common stock is quoted on the NASDAQ Global Market under the symbol “NSTK.” If the proposed name change is approved, the stock will trade under the symbol “MRNA.” A new CUSIP number will also be assigned to the common stock following the name change.

If the proposal to change the corporate name is not approved, the proposed amendment to the Current Certificate will not be made and our corporate name and ticker symbol will remain unchanged. However, if Proposal No. 3 is approved, we will file an amendment to the Current Certificate to reflect the increased number of shares of authorized Common Stock, as further discussed in Proposal No. 3. If both Proposal Nos. 3 and 5 are approved, then we shall file an amendment to the Current Certificate to reflect both the increase in authorized shares of Common Stock described in this Proposal No. 3 and the change of our company name as described in Proposal No. 5.

Prior to and in connection with Proposal No. 5, we have changed the name of our wholly-owned subsidiary, MDRNA, Inc., to MDRNA Research, Inc.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the total issued and outstanding shares of Common Stock as of the record date, either in person or by proxy, is required for approval of Proposal No. 5. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors, on behalf of the Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the compliance by us with legal and regulatory requirements and our standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Amended and Restated Audit Committee Charter.

Our management is responsible for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and with the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our annual financial statements and the audit of our internal controls over financial reporting.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the issue of its independence from us and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2007 is compatible with maintaining the registered public accounting firm’s independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Each of the members of the Audit Committee is independent as defined under the standards of the SEC and Nasdaq, and meets all other requirements of Nasdaq and of such rules of the SEC.

Respectfully submitted by the Audit Committee,

Dr. Alexander D. Cross, Chairman
Leslie D. Michelson
John V. Pollock
Bruce R. Thaw

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our Compensation Committee is composed entirely of independent, outside directors. Its functions include establishing our general compensation policies, reviewing and approving compensation for executive officers, and administering our stock-based incentive plans. One important goal of the Compensation Committee is to have the members of the committee design compensation packages for our executive officers sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals essential to our long-term success and growth in stockholder value.

We compensate our executive officers through a combination of base salary, cash bonus awards and performance-based equity compensation. Our compensation program is designed to attract and retain the best possible executive talent, to tie annual and incentive cash and long term equity compensation to the achievement of measurable corporate, business and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value. To this end, we tie a substantial portion of our executive officers’ overall compensation to measurable annual corporate milestones and to the achievement of individual goals for the executive officers that are specific to their areas of responsibility and relate to the corporate milestones. In addition, we provide our executives a variety of other benefits that we also make available to all salaried employees.

Our CEO, our CFO and our most senior Human Resources executive are typically invited to attend meetings of the Compensation Committee. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our CEO), the Compensation Committee considers the recommendations of our CEO. The input of our CEO, our CFO and our most senior Human Resources executive helps us evaluate our compensation practices and assists us with developing and implementing our executive compensation program and philosophy. Based on information presented to us by Mercer Human Resource Consulting (“Mercer”), a human resource and compensation consulting firm we retained to advise the Compensation Committee, we believe we have generally established our executive officers’ base salary and incentive compensation at approximately the median of market ranges for companies in our peer group. Our equity component, based upon increasing shareholder value, can increase our executives’ total compensation above the median. As a result, we believe the total compensation of our executive officers is equitable when compared to executive officers from a peer group of competitive companies.

Establishing Compensation Opportunities and Compensation Philosophy

Overall, our aim is to offer our executive officers total compensation opportunities that represent a competitive level among a peer group of companies. Accordingly, on an annual basis, Mercer helps us identify a peer group of competitive companies to which we may refer when establishing executive compensation and assists with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and other employees. Mercer also guides us in the development of near-term and long-term individual performance objectives established by the Compensation Committee. The Compensation Committee also may consider other factors to adjust executive compensation after appropriate research and deliberation.

Benchmarking of Base Compensation and Equity Holdings

With information provided by Mercer regarding compensation programs for executive officers, our Compensation Committee performs periodic strategic reviews of the cash compensation and share and option holdings of our executive officers to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to the comparable officers in other competitive companies. Mercer identified such competitive companies as companies that most closely matched our core businesses and stage of development. In addition to the information supplied by

Mercer regarding compensation for executive officers of a peer group of competitive companies, the Compensation Committee also reviews other salary and compensation surveys from various sources, such as Aon Consulting, Inc., for guidance in setting compensation for our executive officers.

Allocation among Compensation Components

Our typical executive compensation package has historically consisted of three main components: (1) base salary; (2) cash bonuses; and (3) stock options and restricted stock awards. We view these three components of our executive compensation program as related but distinct. Although the Compensation Committee reviews the total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from any other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on the market for executive compensation, utilizing the survey data referred to above, individual performance, our view of internal equity and consistency and other information we deem relevant. We believe that, as is common in the biotechnology sector, stock-related awards are the primary motivator in attracting and retaining executives, and that salary and cash bonus awards are secondary considerations. Except as described below, due to the small size of our executive team and the need to tailor each executive officer’s award to attract and retain that executive officer, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. The table below gives a breakdown among major compensation components received in 2007 by the Named Executive Officers set forth in the Summary Compensation Table below, and treats the equity compensation component consistently with the Summary Compensation Table methodology.

	Base	Cash Bonus	Equity
Name	Salary	Awards	Compensation

Dr. Steven C. Quay, Chairman and CEO	19%	0%	81%
Philip C. Ranker, former CFO	43%	0%	57%
Dr. Gordon C. Brandt, President	57%	0%	43%
Timothy M. Duffy, Chief Business Officer	43%	0%	57%
Peter Knudsen, Intellectual Property Counsel	76%	5%	19%
David E. Wormuth, Former SVP, Operations	55%	0%	45%

Description of Our Compensation Components

We provide the following compensation components to our executives:

Base Salary.  The Compensation Committee’s approach is to offer base salaries targeted near the median of the range of salaries for executives in similar positions and with similar responsibilities at our peer group of competitive companies. To that end, the Compensation Committee evaluates the competitiveness of our base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants’ reports and our own experience in recruiting and training executives and professionals. The base salaries for 2007 for the Named Executive Officers are intended to be consistent with competitive practice and the executive officer’s level of responsibility and were based upon the terms of employment contracts with the Named Executive Officers. Base salaries of the Named Executive Officers are reviewed annually by the Compensation Committee and may be increased in accordance with the terms of the executive officers’ respective employment agreements and certain performance criteria, including, without limitation, (i) individual performance, (ii) our performance as a company, (iii) the functions performed by the executive officer and (iv) changes in the compensation peer group in which we compete for executive talent. The Compensation Committee uses its discretion to determine the weight given to each of the factors listed above and such weight may vary from individual to individual.

The Compensation Committee recommends the salary for our CEO and, with the aid of the CEO, for each executive officer below the CEO level, for approval by the full Board of Directors. Our 2007 salary increases were part of our normal annual salary review and reflected the Compensation Committee’s review of the compensation levels in our peer group of competitive companies, in addition to considering any expansion of job responsibilities during the periods being reviewed.

Cash Incentive Bonuses.  In addition to base salary, pursuant to their employment agreements, our executive officers are eligible to receive discretionary incentive bonuses, from time to time, upon the achievement of certain scientific, financial and other business milestones related to company and individual performance. At the beginning of each year, the Compensation Committee and our CEO review each executive’s job responsibilities and goals for the upcoming year and establish performance criteria for achieving the target bonus amount (or portions thereof) expressed as a percentage of base salary. Once established by the Compensation Committee these criteria are submitted for approval to the full Board of Directors on an annual basis, and include specific goals and objectives relating to the achievement of clinical, regulatory, business and/or financial milestones. For 2007, these goals and objectives included metrics on shareholder value, business partnering, new feasibility studies, expansion of our patent portfolio, advancement of clinical products, balance sheet strength, systems improvements and uptime, manufacturing shipments and production of preclinical and clinical supplies. The Compensation Committee uses its discretion to determine the weight given to each of the goals and objectives listed above. The Compensation Committee believed the targets provided realistic, motivating incentives for achieving the performance desired by our board of directors. The Named Executive Officers may be awarded cash bonuses higher than their respective target cash bonus amount in the discretion of the Compensation Committee, subject to certain limitations as specified in each Named Executive’s respective employment contract, if applicable. In addition, the Compensation Committee, in its discretion, may award a cash bonus to any Named Executive Officer below that of his respective stated target cash bonus in the event his target goals and objectives are not fully met.

At year-end the Compensation Committee evaluates individual and corporate performance against the target goals for the recently completed year, in conformance with its evaluation process, and then approves the employee bonus program incentive level for our CEO, and for each officer below the CEO level based on the CEO’s recommendations. The following table shows the target discretionary cash incentive bonuses and the applicable payout range as a percentage of base salary for each of the named executive officers (including one former executive officer who no longer served as an executive officer as of December 31, 2007), actual awards under our cash incentive bonus plan, and the actual awards as a percentage of salary earned in 2007. The Compensation Committee did not approve any discretionary cash incentive bonuses for executive officers in recognition of services performed in during the 2007 fiscal year. Mr. Knudsen’s bonus was paid as part of the bonus plan for non-executive employees.

2007 Annual Cash Incentive Bonuses

	Target Payout	Payout Range	Actual Award	Award as a % of
Name	as a % of Salary	as % of Salary	($)	Salary Earned

Dr. Steven C. Quay	50%	0 - 50%	none	0%
Philip C. Ranker	40%	0 - 40%	none	0%
Timothy M. Duffy	40%	(1)	none	0%
Dr. Gordon C. Brandt	40%	(1)	none	0%
Peter J. Knudsen	10%	0 - 10%	$16,215	6.9%
David Wormuth	40%	0 - 40%	none	0%

(1)	Range not defined. May be more or less than target of 40% at the discretion of the CEO and Compensation Committee in accordance with the executive’s employment contract.

If an executive officer is terminated prior to the scheduled payment date, his or her incentive bonus will be forfeited, subject to contractual provisions in his or her employment agreements. Neither the Compensation Committee nor the board of directors has considered whether we would attempt to recover any portion of cash incentive bonus payments to the extent such payments were determined and paid based on our financial results if our financial results are later restated in a downward direction.

Stock options and restricted stock grants.  We believe that long-term company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. We grant stock options and other stock awards in order to provide certain executive officers with a competitive total compensation package and to reward them for their contribution to the long-term growth in value of the company and the long-term price performance of our common stock. Grants of stock options and other stock awards are designed to align the executive officer’s interest with that of our stockholders although we do not currently have formal guidelines specifying security ownership requirements for our executive officers. To assist us in retaining employees and encouraging employees to seek long-term appreciation in the value of our stock, the benefits of the awards generally vest over a specified period, usually three years, and therefore a grantee must remain with us for a specified period to enjoy the full potential economic benefit of an award. The Compensation Committee may consider as one of a number of factors the level of an executive officer’s realizable compensation from awards granted in prior years when making decisions with respect to awards being granted to that executive officer for the most recently ended fiscal year.

We maintain three compensation plans under which equity compensation awards may be made to employees: the Nastech Pharmaceutical Company Inc. Amended and Restated 2000 Nonqualified Stock Option Plan, the Nastech Pharmaceutical Company Inc. 2002 Stock Option Plan, and the 2004 Stock Incentive Plan (collectively herein, the “Employee Option Plans”). Additionally, all employees and officers may participate in our Employee Stock Purchase Plan which commenced October 1, 2007 on a payroll deduction basis in two six-month purchase periods per year subject to IRS and Company purchase limits. We may award options under the 2000 and 2002 plans, and a variety of stock-based units, including options and restricted stock under, our 2004 Plan. Awards granted under the Employee Option Plans are based on a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake with us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of our financial performance. However, the Employee Option Plans do not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the evaluation by the Compensation Committee, in consultation with our CEO, of the performance and responsibilities of and the retention strategy for the individual in question. Awards to executive officers are first reviewed and approved by the Compensation Committee, which then makes a recommendation for final approval by our Board of Directors.

Stock awards to newly-hired employees (including, without limitation, executive officers) are made on the start date of employment and are approved by the CEO based upon guidelines from and authority delegated to him by the Compensation Committee. Other than grants to newly-hired employees, option grants are generally planned to be awarded in February of each year at the regularly scheduled meetings of the Compensation Committee and the Board of Directors. Our programs, policies and practices do not time option grants with the release of any non-public information for newly-hired executive officers. As a part of its agenda for each meeting, the Compensation Committee reviews and approves all grants of options and awards made by our CEO since the previous meeting. Restricted stock awards are made to attract and retain talented employees in a competitive market and to align the interest of the employee with that of the shareholder. Because shares of restricted stock have a defined value at the time the restricted stock awards are made, restricted stock awards are often perceived as having more immediate value than stock options, which have a less determinable value when granted, and thus we typically grant fewer shares of restricted stock than stock options. Furthermore, any unvested restricted stock holdings are subject to forfeiture upon termination of employment.

The exercise price of all option awards granted to Named Executive Officers in 2007 was equal to the closing price of our common stock on the date of the grant.

Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. In certain circumstances, on a case-by-case basis, we have used cash signing bonuses, which may have time-based repayment terms, when certain executives and senior non-executives have joined us. We do not provide any special reimbursement for perquisites such as country clubs, automobiles, corporate aircraft, living or security expenses for our employees or for any executive officers.

401(k) Savings Plan.  We maintain a tax-qualified 401(k) savings and profit-sharing plan for our eligible employees (the “401(k) Plan”). Employees who have attained the age of 21 and completed at least three months and at least 250 hours of service with us are eligible to elect to defer up to the lesser of $15,500 during calendar year 2007 or 100% of their base pay on a pre-tax basis. Participants age 50 and older may make additional pre-tax contributions to the 401(k) Plan of up to $5,000 during calendar year 2007. We may make discretionary matching or profit-sharing contributions to the 401(k) Plan on behalf of eligible participants in any plan year, as may be determined by the Board of Directors. For calendar year 2007, the Board of Directors decided to match employee pre-tax contributions of up to 6% of compensation at 25 cents for each dollar contributed by the employee. Accordingly, we made discretionary matching contributions of approximately $207,000 to the 401(k) Plan for calendar year 2007, including matching contributions for executive officers as follows: $5,124 for Dr. Steven C. Quay, $3,750 for Philip C. Ranker, $3,736 for Timothy M. Duffy, $3,875 for Dr. Gordon C. Brandt, $0 for Peter J. Knudsen and $2,920 for David E. Wormuth.

Pension Benefits.  We do not offer qualified or non-qualified defined benefit plans to our executive officers or employees. In the future, our Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation.  None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. To date, we have not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. In the future, the Compensation Committee may elect to provide our executive officers or other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Severance and Change of Control Arrangements.  As discussed more fully in the section below entitled “Employment Agreements,” our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours.

Policies Regarding Tax Deductibility of Compensation.  Within our performance-based compensation program, we aim to compensate the Named Executive Officers in a manner that is tax-effective for us. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2008 will exceed that limit.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during 2007 and 2006 by our Chairman and CEO, our CFO and our other most highly compensated executive officers (“Named Executive Officers”).

Summary Compensation Tables

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Grants	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)(3)	($)

Dr. Steven C. Quay,	2007	525,000	—	617,565	1,556,927	—	—	5,124	2,704,616
Chairman and CEO	2006	500,000	—	617,565	1,582,331	214,500	—	3,563	2,917,959
Philip C. Ranker,	2007	250,004	—	189,963	145,732	—	—	3,750	589,449
Former CFO(4)	2006	230,000	—	158,627	125,307	84,474	—	3,450	601,858
Timothy M. Duffy,	2007	249,500	—	183,488	148,371	—	—	3,736	585,095
EVP, Business Development & Marketing(5)	2006	238,109	—	159,505	100,759	84,547	—	3,572	586,492
Dr. Gordon C. Brandt,	2007	287,005	—	112,184	101,317	—	—	3,875	504,381
President(6)	2006	275,000	—	64,185	107,462	89,078	—	3,266	538,991
Peter J. Knudsen	2007	235,000	—	57,483	—	16,215	—	—	308,698
Intellectual Property Counsel	2006	186,300	—	41,686	—	18,630	—	—	246,616
David E. Wormuth,	2007	262,311	—	105,573	110,572	—	—	2,920	481,376
Former SVP, Operations(7)	2006	263,079	—	28,809	130,406	99,254	—	3,701	525,249

(1)	The amounts listed in the Stock Awards and Option Awards columns are the amounts of compensation cost recognized in 2007 and 2006 for financial reporting purposes related to awards in current and prior fiscal years, excluding the effect of certain forfeiture assumptions. There were no actual forfeitures for any named executive during 2007 or 2006. The estimates used for forfeitures in the financial statements based upon historical experience would have changed the amounts reflected in the summary compensation table above as follows:

		Stock Awards Estimate of	Option Awards Estimate of
		Forfeitures not	Forfeitures not
		Included in the Summary	Included in the Summary
Name	Year	Compensation Table	Compensation Table	Total

Dr. Steven C. Quay	2007	$(94,532)	$174,686	$80,154
	2006	182,172	482,467	664,639
Philip C. Ranker	2007	(27,642)	7,565	(20,077)
	2006	32,807	29,576	62,383
Timothy M. Duffy	2007	(32,815)	10,211	(22,604)
	2006	29,101	25,038	54,139
Dr. Gordon C. Brandt	2007	(3,838)	12,519	8,681
	2006	14,239	10,670	24,909
Peter J. Knudsen	2007	4,810	—	4,810
	2006	10,385	—	10,385
David E. Wormuth	2007	3,389	5,974	9,363
	2006	15,554	5,353	20,907

See Notes to our consolidated financial statements for the year ended December 31, 2007 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion in our Form 10K for the year ended December 31, 2007 of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting

Policies.” Additionally, see the detailed information and footnotes contained in the 2007 Outstanding Equity Awards at Fiscal Year-End Table.

(2)	The amounts listed in the Non-Equity Incentive Plan Compensation column for 2006 included cash incentive bonuses accrued during 2006 and paid in February 2007 after approval by the Compensation Committee on February 5, 2007. The amount listed in the Non-Equity Incentive Plan Compensation column for 2007 included a cash incentive bonus accrued during 2007 and paid in February 2008 after approval by our CEO on January 31, 2008.

(3)	The amounts listed in the All Other Compensation column are 401(k) plan matching contributions made by us to executives’ respective 401(k) plan contributions.

(4)	Mr. Ranker commenced employment with us in August 2004 and was appointed CFO and Secretary on January 1, 2006. On January 4, 2008, Mr. Ranker resigned from his positions with us effective immediately.

(5)	Mr. Duffy became our Chief Business Officer on February 12, 2008. Mr. Duffy had previously served as our Executive Vice President, Business Development, Marketing and Legal since January 30, 2006 and our Vice President, Marketing and Business Development since June 2004.

(6)	Dr. Brandt became our President on December 19, 2007. Dr. Brandt had previously served as our Executive Vice President, Clinical Research and Medical Affairs since November 2002.

(7)	Mr. Wormuth commenced employment with us in March 2001 as our Senior VP, Operations. Mr. Wormuth was terminated in connection with our reduction in force on November 19, 2007. Under the terms of a separation agreement between Mr. Wormuth and Nastech, Mr. Wormuth is serving as a consultant through May 15, 2008 and his stock options and restricted stock continue to vest through that date. Mr. Wormuth’s compensation is included in the tables per SEC Regulation S-K Item 402 Section (a)(3)(iii).

Employment Agreements

We have entered into employment agreements with four of our Named Executive Officers, namely: Dr. Quay, Dr. Brandt, Mr. Duffy and Mr. Ranker. All of such employment agreements remain in effect, except for the employment agreement that we entered into with Mr. Ranker, which was in effect until his resignation effective January 4, 2008. These agreements are summarized below and include the ability to receive certain payments from us in the event of certain change of control or termination events. We did not have a formal employment agreement with Mr. Wormuth, however, certain elements of his compensation and other employment arrangements were set forth in a letter agreement at the time his employment commenced. The letter agreement provided, among other things, initial base salary, eligibility to receive annual performance-based bonuses for meeting and exceeding expectations, such bonus, if any, being at the discretion of the board of directors and initial stock option awards. For a description of the potential payments upon termination or change of control, please see “Potential payments upon termination or change in control arrangements” and “2007 Potential Payments upon Termination or Change in Control Tables” below.

Steven C. Quay, M.D., Ph.D.

We entered into a new employment agreement (the “Quay Employment Agreement”) on June 3, 2005 with Dr. Steven C. Quay, M.D., Ph.D., our Chairman of the Board and CEO, for a term of four years ending December 31, 2009. A copy of the Quay Employment Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 3, 2005.

Pursuant to the Quay Employment Agreement, Dr. Quay was entitled to annual base compensation of $500,000 in 2006, with an annual increase in base compensation of at least five percent for each year thereafter. Effective January 1, 2007 his annual base compensation was $525,000.

Under the Quay Employment Agreement, Dr. Quay’s incentive cash compensation is limited to fifty percent of his annual base compensation for the year, with the actual amount determined by the Board of Directors or the Compensation Committee in consultation with Dr. Quay, in light of performance criteria agreed upon by the Board of Directors or the Compensation Committee and Dr. Quay prior to the beginning of the year. Pursuant to the Quay Employment Agreement, on July 20, 2005 Dr. Quay was granted 168,000 shares of restricted Common Stock and options to purchase 600,000 shares of Common Stock at an exercise price of $14.72 per share, the closing price of our Common Stock as reported on the Nasdaq National Market on July 20, 2005. The 600,000 options have a term of 10 years from the date of grant, and will vest in four equal annual installments beginning on July 20, 2006. The 168,000 shares of restricted stock will vest in four equal annual installments beginning on July 20, 2006.

The Quay Employment Agreement also provides that we will, in connection with each election of our directors during the term of the agreement, nominate, recommend and use our best efforts to cause the election to the Board of Directors of Dr. Quay and a person designated by Dr. Quay who is reasonably acceptable to us. We are also obligated to use all best efforts to cause the election of Dr. Quay as Chairman of the Board of Directors.

Under the Quay Employment Agreement, in the event that, prior to December 31, 2009, we terminate Dr. Quay’s employment without cause or Dr. Quay is constructively terminated by us, in addition to pay for any unused paid time off accrued, Dr. Quay will be entitled to receive as severance the amount of base compensation that would have been payable through December 31, 2009 and the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis). Upon such event, the options and shares of restricted stock granted to Dr. Quay pursuant to the Quay Employment Agreement shall become fully vested and such options shall become fully exercisable and shall remain exercisable for the remainder of the term set forth in the applicable option grant agreements. For these purposes, a constructive termination means (i) a demotion or substantial diminution of responsibilities, (ii) a failure by us to honor our obligations under the agreement or (iii) prior to six months before the expiration date of the applicable agreement, either Dr. Quay or Dr. Quay’s designee (if any) is not elected to the Board of Directors, or Dr. Quay is not elected as Chairman of the Board, unless, in the case of Dr. Quay’s designee only, the lost election was the result of votes against the designee by non-affiliate stockholders of the Company representing the majority of the votes cast.

In the event that, prior to December 31, 2009, Dr. Quay’s employment is terminated due to disability or death, in addition to pay for any unused paid time off accrued, Dr. Quay or his estate, as applicable, is entitled to receive as severance the lesser of twelve months base compensation or the compensation that would have been payable to Dr. Quay through December 31, 2009, computed using the base salary rate in effect on the date of termination, as well as a pro rated incentive cash compensation payment for the year in which such termination occurs. In the event that Dr. Quay’s employment is terminated for any reason, each option granted to Dr. Quay pursuant to the Quay Employment Agreement which is vested as of the date of such termination (or becomes vested as a result of such termination) shall remain exercisable for the remainder of its term, rather than expiring within the otherwise applicable exercise period (generally ninety (90) days) provided for in the event of termination of employment under the 2004 Plan.

In the event that, during the one-year period following a change in control of us and prior to January 1, 2010, Dr. Quay’s employment is terminated by us or by Dr. Quay for any reason, in addition to pay for any unused paid time off accrued, Dr. Quay will be entitled to receive as severance an amount equal to the greater of twelve months base compensation or the base compensation payable through December 31, 2009, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis) and an additional payment equal to the full amount of targeted incentive cash compensation for the year in which the termination occurs. Dr. Quay is also entitled to an additional gross-up payment to cover any “golden parachute” excise taxes that may be payable by Dr. Quay upon receipt of these severance payments. In addition, upon such event, the options and shares of restricted stock granted to Dr. Quay pursuant to the Quay Employment Agreement shall become fully vested and such options shall become fully exercisable and shall remain exercisable for the remainder of the term set forth in the applicable option grant agreements. Pursuant to the agreements, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization or merger or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as constituted on the effective date of the

Quay Employment Agreement, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

Philip C. Ranker

We entered into an employment agreement (the “Ranker Employment Agreement”) on January 1, 2006 with Philip C. Ranker in connection with his being named our CFO for a term of three years ending January 2, 2009. A copy of the Ranker Employment Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated January 5, 2006. Mr. Ranker voluntarily resigned his position effective January 4, 2008.

Pursuant to the Ranker Employment Agreement, Mr. Ranker was entitled to annual base compensation of $250,004 in 2007, and was eligible for increases in his base salary determined by our Board of Directors and our CEO. Mr. Ranker’s incentive cash compensation under the Ranker Employment Agreement was limited to forty percent of his annual base compensation for the year, with the actual amount to be determined in light of performance criteria by the Board of Directors and our CEO.

Pursuant to the Ranker Employment Agreement, on January 1, 2006, Mr. Ranker was granted 20,133 shares of restricted Common Stock and options to purchase 20,133 shares of Common Stock at an exercise price of $14.72 per share, the closing price of our Common Stock as reported on the Nasdaq National Market on December 30, 2005. The 20,133 options had a term of 10 years from the date of grant, and were to vest in three equal annual installments beginning on January 1, 2007. The 20,133 shares of restricted stock were to vest in three equal annual installments beginning on January 1, 2007.

Under the Ranker Employment Agreement, in the event that, prior to January 2, 2009, we terminate Mr. Ranker’s employment without cause or if Mr. Ranker terminated his employment as the result of a substantial diminution in his authority or role as CFO, the failure of us to pay any amounts of base salary and/or incentive cash compensation, the failure of us to honor promptly any of our other material obligations under the Ranker Employment Agreement, or a material demotion in his title or status, then, in addition to pay for any unused paid time off accrued, Mr. Ranker would have been entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis) and we would continue to contribute towards the cost of COBRA coverage for six months. Upon such event, the options and shares of restricted stock granted to Mr. Ranker pursuant to the Ranker Employment Agreement would have become fully vested and such options would have become fully exercisable and would have remained exercisable for the remainder of the term set forth in the applicable option grant agreements.

In the event that, prior to January 2, 2009, the Ranker Employment Agreement had been terminated due to disability or death, then in addition to pay for any unused paid time off accrued, Mr. Ranker or his estate, as applicable, would have been entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the Ranker Employment Agreement and the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis).

In the event that Mr. Ranker’s employment had been terminated by us or by Mr. Ranker for any reason, other than due to death or disability, during the one-year period following a change in control of us and prior to January 2, 2009, or prior to the date upon which Mr. Ranker’s options and shares of restricted stock have become fully vested and such options are fully exercisable, then in addition to pay for any unused paid time off accrued, Mr. Ranker would have been entitled to receive as severance a lump sum payment equal to the greater of twelve (12) months base salary or the balance of his base salary through January 2, 2009, in each case at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis), and an additional payment equal to the full amount of targeted incentive cash compensation for the year in which such termination occurs. In addition, upon such event, all of Mr. Ranker’s options and shares of restricted stock would have become fully vested and such options would have become fully exercisable and would remain exercisable for the remainder of the term set forth in the applicable option grant agreements. Pursuant to the Ranker Employment Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization or merger or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as constituted on the effective date of the Ranker Employment Agreement, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

Dr. Gordon C. Brandt

We entered into an employment agreement (the “Brandt Employment Agreement”) on December 19, 2007 with Gordon C. Brandt, M.D., in connection with Dr. Brandt being named our President for the period beginning December 19, 2007 and ending December 31, 2010. A copy of the Brandt Employment Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 20, 2007.

Pursuant to the Brandt Employment Agreement, Dr. Brandt is entitled to annual base compensation of $376,000 effective December 19, 2007 and will be eligible for increases in his base salary as may be determined by our Board of Directors and our CEO. Effective for our fiscal year that began on January 1, 2008, Dr. Brandt’s targeted incentive cash compensation under the Brandt Employment Agreement is fifty percent of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and our CEO.

Under the Brandt Employment Agreement, in the event that, prior to December 31, 2010, we terminate Dr. Brandt’s employment without cause or if Dr. Brandt terminates his employment as the result of a substantial diminution in his authority or role as President, the failure of us to pay any amounts of base salary and/or incentive cash compensation, the failure of us to honor promptly any of our other material obligations under the Brandt Employment Agreement, or a material demotion in his title or status, then in addition to pay for any unused paid time off accrued, Dr. Brandt will be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis) and we shall continue to contribute towards the cost of COBRA coverage for six months. Upon such event, Dr. Brandt’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable grant agreements.

In the event that, prior to December 31, 2010, the Brandt Employment Agreement is terminated due to disability or death, then in addition to pay for any unused paid time off accrued, Dr. Brandt or his estate, as applicable, is entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the Brandt Employment Agreement and the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis).

In the event that Dr. Brandt’s employment is terminated by us or by Dr. Brandt for any reason, other than due to death or disability, during the one-year period following a change in control of us and prior to December 31, 2010, then in addition to pay for any unused paid time off accrued, Dr. Brandt will be entitled to receive as severance a lump sum payment equal to the greater of twelve (12) months base salary or the balance of his base salary through December 31, 2010, in each case at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis), and an additional payment equal to 50% of his base salary for such year. In addition, upon such event, all of Dr. Brandt’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable option grant agreements. Pursuant to the Brandt Employment Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization or merger or sale of all or substantially of our assets, following which our stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as constituted on the effective date of the Brandt Employment Agreement, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

In connection with the entry into the Brandt Employment Agreement, we and Dr. Brandt also entered into an omnibus amendment to all of Dr. Brandt’s outstanding grant awards to provide that the terms of the Brandt Employment Agreement shall supersede any conflicting terms contained in grant awards.

Timothy M. Duffy

We entered into an employment agreement (the “Duffy Employment Agreement”) on September 15, 2006 with Timothy M. Duffy for the period beginning September 15, 2006 and ending June 30, 2009. Mr. Duffy, formerly our Executive Vice President of Marketing, Business Development & Legal, assumed the position of Chief Business Officer on February 12, 2008. A copy of the Duffy Employment Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K dated September 20, 2006.

Pursuant to the Duffy Employment Agreement, Mr. Duffy is entitled to annual base compensation of $249,500 effective January 1, 2007, and will be eligible for increases in his base salary as may be determined by our Board of Directors and our CEO. Effective for the our fiscal year that began on January 1, 2007, and each calendar year thereafter during the term of the Duffy Employment Agreement, Mr. Duffy’s targeted incentive cash compensation is forty percent of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and our CEO.

Under the Duffy Employment Agreement, in the event that, prior to June 30, 2009, we terminate Mr. Duffy’s employment without cause or if Mr. Duffy terminates his employment as the result of a substantial diminution in his authority or role as Chief Business Officer, the failure of us to pay any amounts of base salary and/or incentive cash compensation, the failure of us to honor promptly any of our other material obligations under the Duffy Employment Agreement, or a material demotion in his title or status, then in addition to pay for any unused paid time off accrued, Mr. Duffy will be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis) and we shall continue to contribute towards the cost of COBRA coverage for six months. Upon such event, Mr. Duffy’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable grant agreements.

In the event that, prior to June 30, 2009, the Duffy Employment Agreement is terminated due to disability or death, then in addition to pay for any unused paid time off accrued, Mr. Duffy or his estate, as applicable, is entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the Duffy Employment Agreement and the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis).

In the event that Mr. Duffy’s employment is terminated by us or by Mr. Duffy for any reason, other than due to death or disability, during the one-year period following a change in control of us and prior to June 30, 2009, then in addition to pay for any unused paid time off accrued, Mr. Duffy will be entitled to receive as severance a lump sum payment equal to the greater of twelve (12) months base salary or the balance of his base salary through June 30, 2009, in each case at the rate in effect on the date of termination, the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis), and an additional payment equal to 40% of his base salary for such year. In addition, upon such event, all of Mr. Duffy’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable option grant agreements. Pursuant to the Duffy Employment Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of our voting securities, (ii) our reorganization or merger or sale of all or substantially all of our assets, following which our stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as constituted on the effective date of the Duffy Employment Agreement, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of us.

In connection with the entry into the Duffy Employment Agreement, we and Mr. Duffy also entered into an omnibus amendment to all of Mr. Duffy’s outstanding grant awards to provide that the terms of the Duffy Employment Agreement shall supersede any conflicting terms contained in grant awards.

2007 Grants of Plan Based Awards Table

The following table sets forth information regarding the awards granted to each Named Executive Officer during 2007:

											Grant Date
											Fair
											Market
								All Other	All Other		Value of
								Stock	Option		Stock and
								Awards:	Awards:		Option
								Number of	Number of	Exercise or	Awards
		Estimated Future Payouts Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			Shares of	Securities	Base Price of	Closing
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Price on
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options(3)	Awards	Grant Date
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)(1)	($/Sh)(4)

Dr. Steven C. Quay	2/6/07	—	35,503	—	—	—	—	—	4,247	13.16	8.36
Philip C. Ranker	2/6/07	—	318,885	—	—	—	—	12,000	19,264	13.16	8.36
Timothy M. Duffy	2/6/07	—	316,545	—	—	—	—	12,000	18,984	13.16	8.36
Dr. Gordon C. Brandt(2)	2/6/07	—	314,162	—	—	—	—	12,000	18,699	13.16	8.36
	12/19/07	—	152,611	—	—	—	—	18,000	36,000	3.86	2.31
Peter J. Knudsen	7/2/07		35,259	—	—	—	—	3,213	—	—	—
David E. Wormuth	2/6/07	—	482,870	—	—	—	—	19,500	27,079	13.16	8.36

(1)	The exercise price for all options is equal to the closing market price of our Common Stock on the date of grant. The restricted stock awards were valued as of the closing price on the date of grant, less $0.006 par value per share.

(2)	The grants to Dr. Brandt on December 19, 2007 were made in connection with his promotion to President on December 19, 2007.

(3)	Restricted stock awards are included in the “All Other Stock Awards” column above. Stock option awards granted in 2007 are included in the “All Other Option Awards” column above. The material terms of these awards, including payout formulas, are described under the heading “Stock Options and Restricted Stock Grants” in the Compensation Discussion and Analysis in this Proxy Statement. The restricted shares and options are scheduled to vest in equal annual increments over a three year period starting on the first anniversary of the grant dates, so long as the Named Executive Officers remain in continuous employment with us through those dates, in accordance with employment contracts and the plan documents. The grant amounts were determined by the CEO in consultation with the Compensation Committee of the Board.

(4)	The value of restricted stock and option awards is the grant date fair value determined under FAS 123R. A discussion of the relevant fair value assumptions is set forth in the notes to our 2007 consolidated financial statements. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, and the timing of exercises (in the case of options) and sales.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2007:

		Option Awards				Stock Awards
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
		Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(36)	(#)	($)

Dr. Steven C. Quay	(1)	100,000	—	—	25.00	5/2/12	—	—	—	—
	(2)	800,000	—	—	12.94	5/2/12	—	—	—	—
	(3)	300,000	300,000	—	14.72	7/20/15	—	—	—	—
	(4)	—	4,247	—	13.16	2/6/17	—	—	—	—
	(5)	—	—	—	—	—	84,000	319,200	—	—
Philip C. Ranker	(6)	15,000	—	—	9.23	8/25/14	—	—	—	—
	(7)	6,711	13,422	—	14.72	1/1/16	—	—	—	—
	(8)	—	19,264	—	13.16	2/6/17	—	—	—	—
	(9)	—	—	—	—	—	725	2,755	—	—
	(10)	—	—	—	—	—	264	1,003	—	—
	(11)	—	—	—	—	—	13,422	51,004	—	—
	(12)	—	—	—	—	—	12,000	45,600	—	—
Timothy M. Duffy	(13)	15,000	—	—	11.24	6/9/14	—	—	—	—
	(14)	6,334	12,666	—	15.95	1/30/16	—	—	—	—
	(15)	—	18,984	—	13.16	2/6/17	—	—	—	—
	(16)	—	—	—	—	—	759	2,884	—	—
	(17)	—	—	—	—	—	12,666	48,131	—	—
	(18)	—	—	—	—	—	12,000	45,600	—	—
Dr. Gordon C. Brandt	(19)	833	2,500	—	10.39	1/21/15	—	—	—	—
	(20)	5,000	2,500	—	15.31	12/16/15	—	—	—	—
	(21)	—	18,699	—	13.16	2/6/17	—	—	—	—
	(22)	—	36,000	—	3.86	12/19/17	—	—	—	—
	(23)	—	—	—	—	—	2,500	9,500	—	—
	(24)	—	—	—	—	—	2,500	9,500	—	—
	(25)	—	—	—	—	—	12,000	45,600	—	—
	(26)	—	—	—	—	—	18,000	68,400	—	—
Peter J. Knudsen	(27)	—	—	—	—	—	3,333	12,665	—	—
	(28)	—	—	—	—	—	2,994	11,377	—	—
	(29)	—	—	—	—	—	3,213	12,209	—	—
David E. Wormuth	(30)	8,333	—	—	8.21	9/10/13	—	—	—	—
	(31)	25,000	—	—	13.90	4/14/14	—	—	—	—
	(32)	5,000	2,500	—	11.54	5/25/15	—	—	—	—
	(33)	—	27,079	—	13.16	2/6/17	—	—	—	—
	(34)	—	—	—	—	—	2,500	9,500	—	—
	(35)	—	—	—	—	—	5,000	74,100	—	—

(1)	The options were granted on May 2, 2002 and vested in one increment on January 1, 2006.

(2)	The options vested in even annual increments over a four-year period on May 2, 2002, August 8, 2003, August 8, 2004 and August 8, 2005.

(3)	The options vest in even annual increments over a four-year period on July 20, 2006, July 20, 2007, July 20, 2008 and July 20, 2009.

(4)	The options vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010.

(5)	The stock awards vest in even annual increments over a four-year period on July 20, 2006, July 20, 2007, July 20, 2008 and July 20, 2009.

(6)	The options vest in even annual increments over a three-year period on August 25, 2005, August 25, 2006 and August 25, 2007.

(7)	The options vest in even annual increments over a three-year period on January 1, 2007, January 1, 2008 and January 1, 2009.

(8)	The options vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010. Mr. Ranker resigned as of January 4, 2008 and all unvested stock options and restricted stock awards were cancelled as of that date.

(9)	The stock awards vest in even annual increments over a three-year period on July 1, 2006, July 1, 2007 and July 1, 2008. See also note 8.

(10)	The stock awards vest in even annual increments over a three-year period on September 7, 2006, September 7, 2007 and September 7, 2008. See also note 8.

(11)	The stock awards vest in even annual increments over a three-year period on January 1, 2007, January 1, 2008 and January 1, 2009. See also note 8.

(12)	The stock awards vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010. See also note 8.

(13)	The options vested in even annual increments over a three-year period on June 9, 2005, June 9, 2006 and June 9, 2007.

(14)	The options vest in even annual increments over a three-year period on January 30, 2007, January 30, 2008 and January 30, 2009.

(15)	The options vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010.

(16)	The stock awards vest in even annual increments over a three-year period on July 1, 2006, July 1, 2007 and July 1, 2008.

(17)	The stock awards vest in even annual increments over a three-year period on January 30, 2007, January 30, 2008 and January 30, 2009.

(18)	The stock awards vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010.

(19)	The options vest in even annual increments over a three-year period on January 21, 2006, January 21, 2007 and January 21, 2008.

(20)	The options vest in even annual increments over a three-year period on December 16, 2006, December 16, 2007 and December 16, 2008.

(21)	The options vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010.

(22)	The options vest in even annual increments over a three-year period on December 19, 2008, December 19, 2009 and December 19, 2010.

(23)	The stock awards vest in even annual increments over a three-year period on January 21, 2006, January 21, 2007 and January 21, 2008.

(24)	The stock awards vest in even annual increments over a three-year period on December 16, 2006, December 16, 2007 and December 16, 2008.

(25)	The stock awards vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010.

(26)	The stock awards vest in even annual increments over a three-year period on December 19, 2008, December 19, 2009 and December 19, 2010.

(27)	The stock awards vest in even annual increments over a three-year period on April 25, 2006, April 25, 2007 and April 25, 2008.

(28)	The stock awards vest in even annual increments over a three-year period on July 14, 2007, July 14, 2008 and July 14, 2009.

(29)	The stock awards vest in even annual increments over a three-year period on July 2, 2008, July 2, 2009 and July 2, 2010.

(30)	The options vested in even annual increments over a three-year period on September 10, 2004, September 10, 2005 and September 10, 2006.

(31)	The options vested in even annual increments over a three-year period on April 14, 2005, April 14, 2006, and April 14, 2007.

(32)	The options vest in even annual increments over a three-year period on May 25, 2006, May 25, 2007 and May 25, 2008. Mr. Wormuth was terminated in connection with our reduction in force on November 19, 2007. Under the terms of a separation agreement with the Company, Mr. Wormuth is serving as a consultant through May 15, 2008, his stock options and restricted stock awards continue to vest through that date and all unvested stock options and restricted stock awards will be cancelled as of that date.

(33)	The options vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010. See also note 32.

(34)	The stock awards vest in even annual increments over a three-year period on May 25, 2006, May 25, 2007 and May 25, 2008. See also note 32.

(35)	The stock awards vest in even annual increments over a three-year period on February 6, 2008, February 6, 2009 and February 6, 2010. See also note 32.

(36)	The market value of shares of stock that have not vested is based upon the closing price of our common stock on December 31, 2007, $3.80.

2007 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the aggregate dollar amount realized pursuant to the exercise of options and restricted stock awards that vested for our Named Executive Officers during 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Dr. Steven C. Quay	—	—	42,000	529,368
Philip C. Ranker	—	—	12,700	180,211
Timothy M. Duffy	—	—	12,093	151,987
Dr. Gordon C. Brandt	15,000	58,824	5,000	42,245
Peter J. Knudsen	—	—	4,830	62,933
David E. Wormuth	—	—	2,500	29,385

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the closing market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares exercised.

(2)	The aggregate dollar value realized upon the vesting of restricted stock awards is the fair market value of the underlying shares on the vesting date less par value of $0.006 per share, multiplied by the number of shares vested.

Option repricings

We have not engaged in any option repricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2007.

Potential payments upon termination or change in control arrangements

See “Employment Agreements” above for a description of the severance and change in control arrangements for our Named Executive Officers. Each of our Named Executive Officers will be eligible to receive severance payments only if each officer signs a general release of claims. The Compensation Committee, as plan administrator of our Stock Option Plans, has the authority to provide for accelerated vesting of options or restricted stock held by our Named Executive Officers and any other person in connection with certain changes in control of our company. In addition, Dr. Quay’s employment agreement provides for a “gross up” of Total Benefits, as such term is defined is Dr. Quay’s employment agreement, potentially granted to Dr. Quay upon his termination or a change in control.

In those employment agreements with our Named Executive Officers containing a change in control provision, subject to certain exceptions, a change in control is generally defined as (i) the acquisition by an entity of 40% or more of either (a) the outstanding shares of our capital stock or (b) the combined voting power of our outstanding voting securities entitled to vote in the election of directors, (ii) the cessation of the individuals who comprised the Board of Directors as of the effective date of such agreements to constitute at least a majority of the Board of Directors, (iii) approval by the shareholders of a business reorganization in which all or substantially all of the holders of our outstanding capital stock and voting securities immediately prior to such reorganization do not, following such reorganization, own more than 60% of our outstanding shares of common stock and the combined voting power of our outstanding voting securities, (iv) our complete liquidation or dissolution, or (v) a sale or disposition of all or substantially all of our assets.

Estimated payments and benefits upon termination

The amount of compensation and benefits payable to each Named Executive Officer under various termination events and circumstances has been estimated in the tables below. The amounts shown assume that such termination was effective as of December 31, 2007, our last business day of 2007, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. Amounts under equity awards are determined based on the closing price of our common stock on December 31, 2007, which was $3.80 per share. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from our company.

Unless otherwise provided by our plan administrator in stock option or restricted stock award agreements or in employment contracts with our Named Executive Officers, upon termination of a participant’s employment or service, participants generally will forfeit any outstanding awards, except that a participant will have (i) 90 days (but in no event after the original expiration date of the award) following termination of employment or service to exercise any then-vested options and (ii) the earlier of one year or the original expiration of the grant if termination of employment or service is a result of the participant’s disability or death. In the event of the death or disability of a Named Executive Officer, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. The terms “cause”, “good reason”, “change of control” and “disability” have the meanings given to such terms in the employment agreements with our Named Executive Officers.

2007 Potential Payments upon Termination or Change in Control Table

		Voluntary or for
		Cause or
	Involuntary Not for	for Good Reason	Death or	Termination Following
	Cause Termination	Termination	Disability	Change-in-Control

Dr. Quay
Lump-sum payment	$1,130,063	$—	$525,000	$1,130,063
Accrued Vacation	58,977	58,977	58,977	58,977
Bonus	262,500	—	262,500	525,000
Restricted Stock	319,200	—	—	319,200
Stock Options	—	—	—	—
Tax Gross-up Reimb	See notes below	See notes below	See notes below	See notes below

Total	$1,770,740	$58,977	$846,477	$2,033,240

Mr. Ranker (1)
Lump-sum payment	$250,004	$—	$250,004	$251,927
Accrued Vacation	27,163	27,163	27,163	27,163
Bonus	100,001	—	100,001	200,002
Restricted Stock	100,362	—	—	100,362
Stock Options	—	—	—	—
Cobra reimbursement	7,169	—	—	—

Total	$484,699	$27,163	$377,169	$579,455

Dr. Brandt
Lump-sum payment	$376,000	$—	$376,000	$1,128,000
Accrued Vacation	35,140	35,140	35,140	35,140
Bonus	150,400	—	150,400	300,800
Restricted Stock	133,000	—	—	133,000
Stock Options	—	—	—	—
Cobra reimbursement	7,169	—	—	—

Total	$701,709	$35,140	$561,540	$1,596,940

Mr. Duffy
Lump-sum payment	$249,500	$—	$249,500	$374,250
Accrued Vacation	18,232	18,232	18,232	18,232
Bonus	99,800	—	99,800	199,600
Restricted Stock	96,615	—	—	96,615
Stock Options	—	—	—	—
Cobra reimbursement	7,169	—	—	—

Total	$471,316	$18,232	$367,532	$688,697

The lump sum payments represent contractual payments due to the named executives in accordance with their employment contracts based upon their base salaries in effect as of December 31, 2007:

The amounts of $525,000 and $1,130,063 for Dr. Quay represent one year’s pay at the rate in effect on December 31, 2007 and the balance of the remaining two years of his employment contract including contractual 5% salary increases.

The amounts of $250,004 and $251,927 for Mr. Ranker represent one year’s pay at the rate in effect on December 31, 2007 and the amount due through January 2, 2009, the end of his employment contract, respectively. See note 1, below.

The amounts of $376,000 and $1,128,000 for Dr. Brandt represent one year’s pay at the rate in effect on December 31, 2007 and the amount due through December 31, 2010, the end of his employment contract, respectively.

The amounts of $249,500 and $374,250 for Mr. Duffy represent one year’s pay at the rate in effect on December 31, 2007 and the amount due through June 30, 2009, the end of his employment contract, respectively.

Accrued vacation amounts represent the unpaid days of personal time off accrued for each named executive as of December 31, 2007.

Bonus amounts are based upon employment contracts, and are 50% of base salary in effect as of December 31, 2007 for Dr. Quay and 40% of such base salaries for Mr. Ranker, Dr. Brandt and Mr. Duffy. Bonus amounts in the change-of-control columns represent payment of two years bonuses based upon employment contracts, calculated using base salaries and bonus rates in effect as of December 31, 2007. See note 1, below.

Restricted stock amounts are valued at $3.80, the closing price on December 31, 2007, multiplied by the number of outstanding unvested shares assumed to vest as of such date. See note 1, below.

Stock option amounts are valued at $3.80, the closing price on December 31, 2007, less the applicable option exercise price, multiplied by the number of outstanding unvested options assumed to vest on such date. As of December 31, 2007, none of the outstanding options were in-the-money. See note 1, below.

In accordance with his employment contract, Dr. Quay is eligible for a gross-up payment for certain excise taxes due as a result of a Change-in-Control. As of December 31, 2007, however, the total amount that would be payable under a Change-in-Control scenario to Dr. Quay did not exceed the 2.99x base amount threshold, so no excise taxes would be due on such payments.

Cobra reimbursements represent six months of continued Nastech contribution for employer-paid medical insurance for Mr. Ranker, Dr. Brandt and Mr. Duffy in accordance with their employment contracts. See note 1, below.

(1) Mr. Ranker resigned as of January 4, 2008 and all unvested stock options and restricted stock awards were cancelled as of that date.

COMPENSATION OF DIRECTORS

2007 Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)	($)	($)

Susan B. Bayh	35,250	32,850	65,915	—	—	—	134,015
J. Carter Beese, Jr.(2)	4,125	62,814	(5,978)	—	—	—	60,961
Dr. Alexander D. Cross	38,625	33,931	80,988	—	—	—	153,544
Dr. Ian R. Ferrier	12,000	21,663	30,144	—	—	—	63,807
Myron Z. Holubiak	24,000	38,097	71,593	—	—	—	133,690
Leslie D. Michelson	24,375	46,779	84,722	—	—	—	155,876
John V. Pollock	36,375	32,868	75,361	—	—	—	144,604
Gerald T. Stanewick	26,250	13,147	30,144	—	—	—	69,541
Bruce R. Thaw(3)	44,625	32,868	75,361	—	—	—	152,854
Devin N. Wenig	23,625	24,265	50,962	—	—	—	98,852

(1)	The stock and option values listed in the table include the portion of stock and option awards granted in 2007 and prior years that vested during 2007. The amounts do not include any estimates of forfeitures (however, for financial statement purposes our assumptions use an estimate of zero forfeitures for outside directors based on our historical experience). See Notes to our consolidated financial statements for the year ended December 31, 2007 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion in our Annual Report on Form 10-K for the year ended December 31, 2007 of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.”

(2)	Mr. Beese passed away on April 8, 2007. During 2007, the 5,000 unvested restricted stock awards and 10,000 unvested options previously awarded to Mr. Beese were modified to become fully vested upon his death, and the exercise period for such options was extended to be exercisable two years after his date of death. No other equity awards were repriced or modified during 2007.

(3)	Included in fees earned or paid in cash for Mr. Thaw is a $7,500 cash retainer paid in December 2007 upon Mr. Thaw assuming the position of Lead Independent Director for the period ending at the 2008 Annual Meeting.

Dr. Steven C. Quay, our Chairman of the Board and CEO, has not been included in the Director Compensation Tables because he is a Named Executive Officer and does not receive any additional compensation for services provided as a director.

Supplemental Director Award and Option Data including 2007 grants and
Outstanding Awards at Year-End

					Aggregate
				Fair Value of	Number of	Aggregate
				Options	Restricted	Number of
		Fair Value of		Granted in	Stock Awards	Stock Options
	2007 Restricted	2007 Restricted	2007 Stock	2007 under	Outstanding at	Outstanding at
	Stock Awards	Stock Awards	Option Grants	SFAS 123R	December 31, 2007	December 31, 2007
Name	(# shares)	($)(1)	(# shares)	($)(1)	(# shares)	(# shares)

Susan B. Bayh	4,500	52,173	9,500	64,888	7,989	32,500
J. Carter Beese, Jr.(2)	—	—	—	—	—	72,500
Dr. Alexander D. Cross	5,500	63,767	11,500	78,548	8,833	38,000
Dr. Ian R. Ferrier(3)	3,422	39,675	4,000	27,321	5,578	24,000
Myron Z. Holubiak(3)	5,922	68,660	9,500	64,888	9,745	37,000
Leslie D. Michelson(3)	7,422	86,051	13,000	88,794	12,068	43,500
John V. Pollock	5,000	57,970	10,000	68,303	8,333	82,500
Gerald T. Stanewick	2,000	23,188	4,000	27,321	3,333	26,000
Bruce R. Thaw	5,000	57,970	10,000	68,303	8,333	106,000
Devin N. Wenig	2,000	23,188	4,000	27,321	5,000	46,000

(1)	All of the stock and option awards granted to our directors during 2007 were granted on June 13, 2007, the date of our annual meeting of stockholders. The 2007 stock awards were valued $11.60, the fair market value of our common stock on June 13, 2007, less $0.006 par value per share. The grant date fair value for 2007 option awards was $6.83 per share, calculated using Black Scholes methodology under SFAS 123R.

(2)	Mr. Beese passed away on April 8, 2007. On April 19, 2007, the Board of Directors authorized the full vesting of 10,000 remaining unvested options and 5,000 remaining unvested shares of restricted stock and an extension of time until April 8, 2009 for the estate of Mr. Beese to exercise all vested options.

(3)	Effective June 13, 2007, Dr. Ferrier, Mr. Holubiak and Mr. Michelson each elected to accept 1,422 shares of restricted stock valued at $16,495 that vest in three equal annual increments in lieu of the $15,000 annual cash retainer.

In 2007, the components of compensation for the Board of Directors, as approved and ratified by the Nominating and Corporate Governance Committee of the Board of Directors, were as follows:

(a) an annual retainer of $15,000 paid to non-employee members of the Board of Directors and equity awards of 1,000 shares of restricted common stock and 3,000 options as the annual retainer paid to the member of the Board of Directors serving as the Lead Independent Director;

(b) equity awards made to a director upon initial appointment to the Board of Directors of 10,000 options and 5,000 shares of restricted common stock;

(c) annual equity compensation award guidelines for non-employee members of the Board of Directors are 2,000 shares of restricted common stock and 4,000 options to be issued at the discretion of the Board of Directors;

(d) annual equity awards are made to directors as compensation for service on Committees of the Board of Directors as follows: (i) 2,000 shares of restricted common stock and 4,000 options for the Audit Committee, (ii) 1,000 shares of restricted common stock and 2,000 options for the Compensation Committee, (iii) 1,000 shares of restricted common stock and 2,000 options for the Nominating and Corporate Governance Committee and (iv) an additional 500 shares of restricted common stock and 1,500 options for the chair of any committee of the Board of Directors;

(e) compensation paid to non-employee members of the Board of Directors is $1,500 for personal attendance at, and $750 for telephonic participation in, meetings of the Board of Directors;

(f) compensation paid to non-employee members of the Board of Directors is $750 for personal attendance at, and $375 for telephonic participation in, meetings of any committee of the Board of Directors;

(g) reimbursement for travel expenses incurred to attend our meetings; and

(h) each member of the Board of Directors may make an annual election to receive the entirety of his or her annual retainer in the form of shares of restricted common stock in lieu of cash, which shares of restricted common stock shall be issued at a 10% discount to the market value on the date of grant and shall vest, at the election of each such director on either (1) the earlier of (A) the first anniversary of the date of grant or (B) the date of our next annual meeting of stockholders (the earlier to occur of such dates hereafter being referred to as the “Minimum Vesting Date”); or (2) the later of (A) the Minimum Vesting Date or (B) the date on which such Director no longer serves on the Board of Directors.

Directors’ Stock Compensation Plans.  We maintain three compensation plans under which equity compensation awards may be made to directors: the Amended and Restated Nastech Pharmaceutical Company Inc. 2000 Nonqualified Stock Option Plan (the “2000 Plan”), the Nastech Pharmaceutical Company Inc. 2002 Stock Option Plan (the “2002 Plan”) and the Nastech Pharmaceutical Company Inc. 2004 Stock Incentive Plan (the “2004 Plan”). References to the “Director Option Plans” herein refer to the 2000 Plan, the 2002 Plan and the 2004 Plan, collectively. It is our current practice that, upon becoming a member of the Board of Directors, each non-employee director may receive a discretionary award of options to purchase Common Stock and/or restricted shares of Common Stock as is determined at such time by the Compensation Committee of the Board of Directors. The discretionary stock option grants under the Director Option Plans are made at an exercise price per share of no less than the “fair market value” (as defined under the Director Option Plans) of a share of Common Stock on the date the option is granted, and both discretionary stock option and restricted stock grants are generally subject to a vesting period determined by the Compensation Committee in accordance with the applicable Director Option Plan (under most circumstances, a three-year vesting period). The Compensation Committee may make additional discretionary grants to eligible directors, consistent with the terms of the Director Option Plans. The Board of Directors may amend, suspend or terminate the Director Option Plans at any time, except that prior approval of our stockholders must be obtained pursuant to applicable Nasdaq rules for any amendments that would constitute a material revision to any of the Director Option Plans, and certain changes require the consent of the affected grantees. In 2007, 75,500 options and 40,766 shares of restricted Common Stock were granted to the non-employee members of the Board of Directors pursuant to the Director Option Plans. The restricted stock awards and stock options were granted on June 13, 2007 when the fair market value of the common stock was $11.60.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Code of Business Conduct and Ethics requires that all employees, including officers and directors, disclose to the CFO the nature of any company business that is conducted with any related party of such employee, officer or director. If the transaction involves an officer or director, the CFO must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in writing in advance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2008 annual meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

Myron Z. Holubiak, Chairman
Susan B. Bayh
John V. Pollock
Bruce R. Thaw

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information as of December 31, 2007 about Common Stock that may be issued upon the exercise of options under all of our equity compensation plans, including the 1990 Plan, the 2000 Plan, the 2002 Plan, the 2004 Plan and the 2007 Employee Stock Purchase Plan (“the ESPP”).

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column(a)

Equity compensation plans approved by security holders	2,077,539 (1)	$13.52	837,451
Equity compensation plans not approved by security holders	334,779 (2)	$11.68	42,491

Total	2,412,318	$13.26	879,942

(1)	Consists of 90,000 shares of Common Stock underlying awards made pursuant to the 1990 Plan, 1,225,165 shares of Common Stock underlying awards made pursuant to the 2002 Plan and 762,374 shares of Common Stock underlying awards made pursuant to the 2004 Plan. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 1990 Plan, the 2002 Plan, the 2004 Plan and the ESPP.

(2)	Consists of 334,779 shares of Common Stock underlying awards made pursuant to the 2000 Plan. Under the 2000 Plan, we are authorized to grant non-qualified stock options to purchase a maximum of 1,000,000 shares of Common Stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) to our employees, officers, directors and consultants. The Board of Directors has delegated authority to the Compensation Committee to serve as administrator of the 2000 Plan. The Compensation Committee has discretion as to the persons to be granted options, the number of shares subject to the options and the vesting schedules of the options. The 2000 Plan also provides that options shall be exercisable during a period of no more than ten years from the date of grant, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock on the date of grant.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold our 2009 annual meeting of stockholders in June 2009. To be considered for inclusion in our notice of annual meeting and proxy statement for, and for presentation at, the 2009 annual meeting of our stockholders, a stockholder proposal must be received by the Corporate Secretary, Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, no later than January 5, 2009, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act.

Our Bylaws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in our notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the 2009 annual meeting of our stockholders, any such stockholder proposal must be received by the Corporate Secretary, Nastech Pharmaceutical Company Inc., no earlier than February 5, 2009 and no later than March 27, 2009, and discretionary authority may be used if untimely submitted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Such persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2007, the Reporting Persons met all applicable Section 16(a) filing requirements.

OTHER MATTERS

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to Bruce R. York, Secretary, Nastech Pharmaceutical Company Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021.

Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares be represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By order of the Board of Directors,

Bruce R. York
Secretary

May 5, 2008
Bothell, Washington

Appendix A

NASTECH PHARMACEUTICAL COMPANY, INC.
2008 STOCK INCENTIVE PLAN

ARTICLE I

GENERAL

1.1	PURPOSE

The Nastech Pharmaceutical Company, Inc. 2008 Stock Incentive Plan (the “Plan”) is designed to provide certain key persons, on whose initiative and efforts the successful conduct of the business of Nastech Pharmaceutical Company, Inc. (the “Company”) depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture). The Plan is also designed to provide certain “performance-based” compensation to these key persons.

1.2	ADMINISTRATION

(a) Administration by Committee; Constitution of Committee.  The Plan shall be administered by the Compensation Committee of the board of directors of the Company (the “Board”) or such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. While it is intended that at all times that the Committee acts in connection with the Plan, the Committee shall consist solely of at least two Qualified Members, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is both a “non-employee director” within the meaning of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) and an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee and, in such a case, all references herein to the Committee shall refer to the Board.

(b) Committee’s Authority.  The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Grant Certificates executed pursuant to Section 2.1, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to amend the Plan to reflect changes in applicable law.

(c) Committee Action; Delegation.  Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, to the fullest extent permitted by §157 of the Delaware General Corporation Law (or any successor provision thereto) the Committee may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the Plan, who will receive awards under the Plan and the size of each such award, provided that the Committee shall itself grant awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of section 16 of the 1934 Act or whose awards could reasonably be expected to be subject to the deduction limitations of section 162(m) of the Code.

(d) Determinations Final.  The determination of the Committee on all matters relating to the Plan or any Grant Certificate shall be final, binding and conclusive.

(e) Limit on Committee Members’ Liability.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

1.3	PERSONS ELIGIBLE FOR AWARDS

The persons eligible to receive awards under the Plan are those officers, directors (whether or not they are employed by the Company) and executive, managerial, professional or administrative employees of the Company, its subsidiaries and its joint ventures (collectively, “key persons”) as the Committee in its sole discretion shall select, provided, however, that incentive stock options only may be granted to persons who are employees of the Company on the date of grant.

1.4	TYPES OF AWARDS UNDER PLAN

Awards may be made under the Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, and (e) performance shares, all as more fully set forth in Article II. The term “award” means any of the foregoing.

1.5	SHARES AVAILABLE FOR AWARDS

(a) Aggregate Number Available; Certificate Legends. The total number of shares of common stock of the Company (“Common Stock”) with respect to which awards may be granted pursuant to the Plan shall not exceed 4,500,000 shares. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(b) Adjustment upon Changes in Common Stock.  Upon certain changes in Common Stock, the number of shares of Common Stock available for issuance with respect to awards that may be granted under the Plan pursuant to Section 1.5(a), shall be adjusted pursuant to Section 3.7(a).

(c) Certain Shares to Become Available Again.  The following shares of Common Stock shall again become available for awards under the Plan: (i) any shares that are subject to an award under the Plan and that remain unissued, whether due to the cancellation or termination of such award for any reason whatsoever, the settlement of such award for cash, or otherwise; and (ii) any shares of restricted stock forfeited pursuant to Section 2.7(e), provided that any dividends paid on such shares are also forfeited pursuant to such Section 2.7(e).

(d) Individual Limit.  Except for the limits set forth in this Section 1.5(d) and in Section 2.2(h) (relating to incentive stock options), no provision of this Plan shall be deemed to limit the number or value of shares with respect to which the Committee may make awards to any eligible person. Subject to adjustment as provided in Section 3.7(a), the total number of shares of Common Stock with respect to which awards may be granted to any one employee of the Company or a subsidiary during any one calendar year shall not exceed 2,250,000 shares. Stock options and stock appreciation rights granted and subsequently canceled or deemed to be canceled in a calendar year count against this limit even after their cancellation.

1.6	DEFINITIONS OF CERTAIN TERMS

(a) The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on the NASDAQ or such other national securities exchange on which the Common Stock is traded, as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Common Stock on any day shall be determined by the Committee. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

(b) The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Grant Certificate. Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to herein as a “non-qualified stock option.”

(c) A grantee shall be deemed to have a “termination of employment” upon (i) the date the grantee ceases to be employed by, or to provide consulting services for, the Company, any Company subsidiary or Company joint venture, or any corporation (or any of its subsidiaries) which assumes the grantee’s award in a transaction to which section 424(a) of the Code applies or (ii) the date the grantee ceases to be a Board member, provided, however, that in the case of a grantee (x) who is at the time of reference both an employee or consultant and a Board member or (y) who ceases to be engaged as an employee, consultant or Board member and immediately is engaged in another of such relationships with the Company, any Company subsidiary or Company joint venture, the grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to subparagraphs (i) and (ii) above. For purposes of clause (i) above, a grantee who continues his or her employment or consulting relationship with: (A) a Company subsidiary subsequent to its sale by the Company, or (B) a Company joint venture subsequent to the Company’s sale of its interests in such joint venture, shall have a termination of employment upon the date of such sale. The Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on awards theretofore made under the Plan. Notwithstanding the above, to the extent that an Award is subject to Internal Revenue Code Section 409A, whether a grantee has experienced a “termination of employment” shall be determined pursuant to Internal Revenue Code Section 409A and regulations thereunder.

(d) The terms “parent corporation” and “subsidiary corporation” shall have the meanings given them in sections 424(e) and (f) of the Code, respectively.

(e) The term “employment” shall be deemed to mean an employee’s employment with the Company, any Company subsidiary or any Company joint venture and each Board member’s service as a Board member.

(f) The term “cause” in connection with a termination of employment by reason of a dismissal for cause shall mean:

(i) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and otherwise,

(ii)  the grantee’s termination of employment by the Company or an affiliate on account of any one or more of the following:

(A) any failure by the grantee substantially to perform the grantee’s employment duties;

(B) any excessive unauthorized absenteeism by the grantee;

(C) any refusal by the grantee to obey the lawful orders of the Board or any other person or committee to whom the grantee reports;

(D) any act or omission by the grantee that is or may be injurious to the Company, monetarily or otherwise;

(E) any act by the grantee that is inconsistent with the best interests of the Company;

(F) the grantee’s material violation of any of the Company’s policies, including, without limitation, those policies relating to discrimination or sexual harassment;

(G) the grantee’s unauthorized(a) removal from the premises of the Company or an affiliate of any document (in any medium or form) relating to the Company or an affiliate or the customers or clients of the Company or an affiliate or(b) disclosure to any person or entity of any of the Company’s, or its affiliates’, confidential or proprietary information;

(H) the grantee’s commission of any felony or any other crime involving moral turpitude; and

(I) the grantee’s commission of any act involving dishonesty or fraud

Notwithstanding the foregoing, in determining whether a termination of employment by reason of a dismissal for cause has occurred pursuant to this Section 1.6(f)(ii) for the purposes of Section 3.8(b)(iii) (relating to a termination of employment following a Change in Control), reference shall be made solely to subsections (B), (C), (F), (G), (H), and (I) of Section 1.6(f)(ii).

Any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity. Any determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any award hereunder shall be made by the Committee in its discretion. If, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Committee may deem such grantee’s employment to have been terminated for cause. A grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

ARTICLE II

AWARDS UNDER THE PLAN

2.1	CERTIFICATES EVIDENCING AWARDS

Each award granted under the Plan shall be evidenced by a written certificate (“Grant Certificate”) which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Grant Certificate.

2.2	GRANT OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Stock Option Grants.  The Committee may grant incentive stock options and non-qualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

(b) Stock Appreciation Right Grants; Types of Stock Appreciation Rights.  The Committee may grant stock appreciation rights to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. The terms of a stock appreciation right may provide that it shall be automatically exercised for a cash payment upon the happening of a specified event that is outside the control of the grantee, and that it shall not be otherwise exercisable. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with a non-qualified stock option may be granted at or after the time of grant of such option. A stock appreciation right granted in connection with an incentive stock option may be granted only at the time of grant of such option.

(c) Nature of Stock Appreciation Rights.  The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Grant Certificate, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee shall determine in its sole discretion. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised, provided that if the number of shares initially subject to the stock appreciation right is less than the number of shares initially subject to the option, the number of shares initially subject to the stock appreciation right only shall be reduced to the extent that it causes the same number of shares to be subject to the option and the stock appreciation right.

(d) Option Exercise Price.  Each Grant Certificate with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that the option exercise price of a stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.

(e) Exercise Period.  Each Grant Certificate with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its sole discretion, subject to Section 2.3 hereof.

(f) Incentive Stock Option Limitation: $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as non-qualified stock options.

(g) Incentive Stock Option Limitation: 10% Owners.  Notwithstanding the provisions of paragraphs (d) and (e) of this Section 2.2, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (i) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

2.3	EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

Subject to the other provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a) Time and Method of Exercise.

(i) Beginning of Exercise Period for Employees.  Unless the applicable Grant Certificate otherwise provides, an option or stock appreciation right for employees shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant, provided, however, that in no event shall an option or stock appreciation right be exercisable before the first anniversary of the date of grant.

(ii) Beginning of Exercise Period for Non-Employee Directors.  An option or stock appreciation right for non-employee directors shall become fully exercisable on the first anniversary of the date of grant, except that a grant made in conjunction with an annual stockholders meeting shall become fully exercisable on the earlier of the first anniversary of the date of grant and the next annual stockholders meeting.

(iii) End of Exercise Period.  Unless the applicable Grant Certificate otherwise provides, once an installment becomes exercisable, it shall remain exercisable until the earlier of (i) the tenth anniversary of the date of grant of the award or (ii) the expiration, cancellation or termination of the award; provided, however, that no stock option (or a stock appreciation right granted in connection with a stock option) shall be exercisable more than 10 years after the date of grant.

(iv) Timing and Extent of Exercise.  Unless the applicable Grant Certificate otherwise provides, (A) an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable and (B) a stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.

(v) Notice of Exercise.  An option or stock appreciation right shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Committee shall in its sole discretion prescribe.

(b) Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full option exercise price; or (ii) with the prior approval of the Company’s compliance officer, which officer shall have sole discretion whether or not to give, by delivery of shares of Common Stock owned by the grantee having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for any remaining portion of the full option exercise price; or (iii) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe (whether directly or indirectly through the exchange agent). Shares of Common Stock delivered in payment of the exercise price pursuant to item (ii) herein above may be previously owned shares or, with the prior approval of the Corporation’s compliance officer, which officer shall have sole discretion whether or not to give, the shares that are being acquired upon exercise of the stock option; provided, however, that any person who is a reporting person for purposes of Section 16 of the 1934 Act may only deliver shares that are being acquired upon exercise of the stock option in this manner if at least six months has elapsed from the date on which the option was granted to such person.

(c) Delivery of Certificates Upon Exercise.  Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company or its exchange agent shall, subject to the provisions of Section 3.2, deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a grantee may direct the Company or its exchange agent, as the case may be, to deliver the stock certificate(s) to the grantee’s stockbroker.

(d) No Stockholder Rights.  No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares. No adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4	COMPENSATION IN LIEU OF EXERCISE OF AN OPTION

The Committee may in its sole discretion, with respect to a non-qualified stock option, and with the written consent of the grantee with respect to an incentive stock option, determine to substitute for the exercise of such option compensation to the grantee not in excess of the difference between the option exercise price and the Fair Market Value of the shares covered by such option on the date designated by the Committee. Such compensation may be in cash, in shares of Common Stock, or both, and the payment thereof may be subject to conditions, all as the Committee shall determine in its sole discretion. In the event compensation is substituted pursuant to this Section 2.4 for the exercise, in whole or in part, of an option, the number of shares subject to the option shall be reduced by the number of shares for which such compensation is substituted.

2.5	TERMINATION OF EMPLOYMENT; DEATH SUBSEQUENT TO A TERMINATION OF EMPLOYMENT

(a) General Rule.  Except to the extent otherwise provided in paragraphs (b), (c), (d) or (e) of this Section 2.5 or Section 3.8(b)(iii) (relating to a termination of employment following a change in control of the Company), a grantee who incurs a termination of employment may exercise any outstanding option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur within three months after termination of employment but in no event after the original expiration date of the award.

(b) Dismissal for Cause; Resignation.  If a grantee incurs a termination of employment as the result of a dismissal for cause, all options and stock appreciation rights not theretofore exercised shall terminate upon the commencement of business on the date of the grantee’s termination of employment.

(c) Disability.  If a grantee incurs a termination of employment by reason of a disability (as defined below), then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur by the earlier of (A) the first anniversary of the grantee’s termination of employment, or (B) the original expiration date of the award. For this purpose “disability” shall mean: (x) except in connection with an incentive stock option, any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, any physical or mental condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and (y) in connection with an incentive stock option, a disability described in section 422(c)(6) of the Code. The existence of a disability shall be determined by the Committee in its absolute discretion.

(d) Death.

(i) Termination of Employment as a Result of Grantee’s Death.  If a grantee incurs a termination of employment as the result of death, then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (B) exercise must occur by the earlier of (1) the first anniversary of the grantee’s termination of employment, or (2) the original expiration date of the award.

(ii) Death Subsequent to a Termination of Employment.  If a grantee terminates employment after age 65 and dies within the three-month period following such termination of employment, then the award shall remain exercisable until the earlier to occur of (A) the first anniversary of the grantee’s date of death or (B) the original expiration date of the award.

(iii) Restrictions on Exercise Following Death.  Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Committee, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Grant Certificate which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 and 3.8 hereof.

(e) Special Rules for Incentive Stock Options.  No option that remains exercisable for more than three months following a grantee’s termination of employment for any reason other than death (including death within three months after the termination of employment) or disability, or for more than one year following a grantee’s termination of employment as the result of disability, may be treated as an incentive stock option.

(f) Committee Discretion.  The Committee, in the applicable Grant Certificate, may waive or modify the application of the foregoing provisions of this Section 2.5.

2.6	TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

Except as otherwise provided in an applicable Grant Certificate evidencing an option or stock appreciation right, during the lifetime of a grantee, each option or stock appreciation right granted to a grantee shall be exercisable only by the grantee and no option or stock appreciation right shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable Grant Certificate evidencing an option (other than an incentive stock option to the extent inconsistent with the requirements of section 422 of the Code applicable to incentive stock options), permit a grantee to transfer all or some of the options to (A) the grantee’s spouse, children or grandchildren (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Committee in its absolute discretion. Following any such transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.7	GRANT OF RESTRICTED STOCK

(a) Restricted Stock Grants.  The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such transferability, vesting and forfeiture provisions, and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan; provided, however, that any award of restricted shares of Common Stock shall be subject to a graduated, pro-rata vesting schedule of not less than three years which vesting may only be accelerated by the Committee in the case of the recipient’s death, disability, retirement, or termination without cause or in the case of a change in control of the Company. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by accepting delivery of a Grant Certificate in such form as the Committee shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company or its exchange agent by certified or official bank check (or the equivalent thereof acceptable to the Company) in an amount at least equal to the par value of the shares covered by the award.

(b) Issuance of Stock Certificate(s).  Promptly after a grantee accepts a restricted stock award, the Company or its transfer agent shall issue to the grantee a stock certificate or stock certificates for the shares of Common Stock covered by the award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificate(s), or establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in paragraphs (d) and (e) of this Section 2.7; (ii) in the Committee’s discretion, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Grant Certificate.

(c) Custody of Stock Certificate(s); Stockholder Rights.  Unless the Committee shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Grant Certificate. The

Committee may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability.

(d) Nontransferability.  Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Grant Certificate. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse.

(e) Consequence of Termination of Employment.  Except as otherwise provided in the applicable Grant Certificate, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment. All dividends paid on such shares also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held, by the grantee’s repayment of dividends received directly, or otherwise.

2.8	GRANT OF PERFORMANCE SHARES

(a) Performance Share Grants.  The Committee may grant performance share awards to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall in its sole discretion determine, subject to the provisions of the Plan. Such an award shall entitle the grantee to acquire shares of Common Stock, or to be paid the value thereof in cash, as the Committee shall determine, if specified performance goals are met. Performance shares may be awarded independently of, or in connection with, any other award under the Plan. A grantee shall have no rights with respect to a performance share award unless such grantee accepts the award by accepting delivery of a Grant Certificate at such time and in such form as the Committee shall determine.

(b) Stockholder Rights.  The grantee of a performance share award will have the rights of a stockholder only as to shares for which a stock certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.

(c) Consequence of Termination of Employment.  Except as may otherwise be provided by the Committee at any time prior to a grantee’s termination of employment, the rights of a grantee of a performance share award shall automatically terminate upon the grantee’s termination of employment for any reason (including death).

(d) Exercise Procedures; Automatic Exercise.  At the discretion of the Committee, the applicable Grant Certificate may set out the procedures to be followed in exercising a performance share award or it may provide that such exercise shall be made automatically after satisfaction of the applicable performance goals.

(e) Tandem Grants; Effect on Exercise.  Except as otherwise specified by the Committee, (i) a performance share award granted in tandem with an option may be exercised only while the option is exercisable, (ii) the exercise of a performance share award granted in tandem with any other award shall reduce the number of shares subject to such other award in the manner specified in the applicable Grant Certificate, and (iii) the exercise of any award granted in tandem with a performance share award shall reduce the number of shares subject to the performance share award in the manner specified in the applicable Grant Certificate.

(f) Nontransferability.  Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Grant Certificate.

ARTICLE III

MISCELLANEOUS

3.1	AMENDMENT OF THE PLAN; MODIFICATION OF AWARDS

(a) Amendment of the Plan.  Subject to Section 3.1(b), the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Committee that in any way alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

(b) Stockholder Approval Requirement.  Stockholder approval shall be required with respect to any amendment to the Plan which is required by applicable law or stock exchange rules.

(c) Modification of Awards.  The Committee may cancel any award under the Plan. The Committee also may amend any outstanding Grant Certificate, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Grant Certificate; or (iii) waive or amend the operation of Section 2.5 with respect to the termination of the award upon termination of employment, provided however, that no amendment may lower the exercise price of an option. However, any such cancellation or amendment (other than an amendment pursuant to Sections 3.7 or 3.8(b)) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

3.2	CONSENT REQUIREMENT

(a) No Plan Action without Required Consent.  If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) Consent Defined.  The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3	NONASSIGNABILITY

Except as provided in Sections 2.5(e), 2.6, 2.7(d), and 2.8(f): (a) no award or right granted to any person under the Plan or under any Grant Certificate shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any Grant Certificate shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4	REQUIREMENT OF NOTIFICATION OF ELECTION UNDER SECTION 83(B) OF THE CODE

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

3.5	REQUIREMENT OF NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(B) OF THE CODE

Each grantee of an incentive stock option shall notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.6	WITHHOLDING TAXES

(a) With Respect to Cash Payments.  Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.

(b) With Respect to Delivery of Common Stock.  Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the prior approval of the Company’s compliance officer, which officer shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld; provided, however, that any person who is a reporting person for purposes of Section 16 of the 1934 Act may only deliver shares that are being acquired upon exercise of a stock option in this manner if at least six months has elapsed from the date on which the option was granted to such person. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.

3.7	ADJUSTMENT UPON CHANGES IN COMMON STOCK

(a) Shares Available for Grants.  In the event of any change in the number of shares of Common Stock outstanding by reason of any reclassification, recapitalization, reorganization, stock split, reverse stock split, stock dividend, share combination, merger, consolidation, spin-off, split-off, rights offering, liquidation or similar event, of or by the Company, the maximum number of shares of Common Stock with respect to which the Committee may grant awards under Article II hereof, as described in Section 1.5(a), and the individual annual limit described in Section 1.5(d), shall be equitably adjusted by the Committee to reflect such events. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which awards: (i) may be granted under Article II hereof and (ii) granted to any one employee of the Company or a subsidiary during any one calendar year, in each case as the Committee may deem appropriate, unless such adjustment would cause any award that would otherwise qualify as performance based compensation with respect to a “162(m) covered employee” (as defined in Section 3.9(a)(i)), to cease to so qualify.

(b) Outstanding Restricted Stock and Performance Shares.  Unless the Committee in its absolute discretion otherwise determines, any securities or other property (including dividends paid in cash) received by a grantee with respect to a share of restricted stock which has not yet vested, as a result of any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, will not vest until such share of restricted stock vests, and shall be promptly deposited with the Company or other custodian designated pursuant to Section 2.7(c) hereof.

The Committee shall make equitable adjustment of the number and kind of outstanding shares of Restricted Stock or Performance Shares under the Plan to reflect a reclassification, recapitalization, reorganization, stock split, reverse stock split, stock dividend, share combination, merger, consolidation, spin-off, split-off, rights offering, liquidation or similar event, of or by the Company.

(c) Outstanding Options and Stock Appreciation Rights — Increase or Decrease in Issued Shares without Consideration.  Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust the number of shares of Common Stock subject to each outstanding option and stock appreciation right, and the exercise price-per-share of Common Stock of each such option and stock appreciation right.

(d) Outstanding Options and Stock Appreciation Rights — Certain Mergers.  Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each option and stock appreciation right outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option or stock appreciation right would have received in such merger or consolidation.

(e) Outstanding Options and Stock Appreciation Rights — Certain Other Transactions.  In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(A) cancel, effective immediately prior to the occurrence of such event, each option and stock appreciation right outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option or stock appreciation right; or

(B) provide for the exchange of each option and stock appreciation right outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such option or stock appreciation right would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if appropriate, provide for a cash payment to the grantee to whom such option or stock appreciation right was granted in partial consideration for the exchange of the option or stock appreciation right.

(f) Outstanding Options and Stock Appreciation Rights — Other Changes.  Except as otherwise provided in paragraphs (c), (d) and (e) of this Section 3.7, in the event of any change in the number of shares of Common Stock outstanding by reason of any reclassification, recapitalization, reorganization, stock split, reverse stock split, stock dividend, share combination, merger, consolidation, spin-off, split-off, rights offering, liquidation or similar event, of or by the Company, the Committee shall make equitable adjustment of:

(A) The number and class of shares covered by any outstanding Options or Stock Appreciation Rights under the Plan; and

(B) The per-share exercise price of all such outstanding Options and Stock Appreciation Rights under the Plan.

In addition, if and to the extent the Committee determines it is appropriate, the Committee may elect to cancel each option and stock appreciation right outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (i) the Fair Market Value of Common Stock on the date of such cancellation over (ii) the exercise price of such option or stock appreciation right.

(g) No Other Rights.  Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any option or stock appreciation right.

3.8	CHANGE IN CONTROL

(a) Change in Control Defined. For purposes of this Section 3.8, a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) Change in the ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such Company;

(ii) Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Effect of a Change in Control.  Upon the occurrence of a Change in Control:

(i) notwithstanding any other provision of this Plan other than Section 3.8(b)(ii) below, any award then outstanding shall continue to vest according to the terms of its Grant Certificate;

(ii) to the extent permitted by law, the Committee may, in its sole discretion, amend any Grant Certificate in such manner as it deems appropriate; including, without limitation, amending the outstanding options which have been awarded so that such options are converted into options in the acquiring entity’s stock at a conversion ratio equal to the conversion ratio utilized with respect to an exchange between Company Common Stock and the acquiring entity’s common stock.

(iii) a grantee who incurs a termination of employment for any reason, other than a dismissal for cause, concurrent with or within one year following the Change in Control may exercise any outstanding option or stock appreciation right, but only to the extent that the grantee was entitled to exercise the award on the grantee’s termination of employment date, until the earlier of (A) the original expiration date of the award and (B) the later of (x) the date provided for under the terms of Section 2.5 without reference to this Section 3.8(b)(iii) and (y) the first anniversary of the grantee’s termination of employment.

3.9	LIMITATIONS IMPOSED BY SECTION 162(M)

(a) Qualified Performance-Based Compensation.  To the extent the Committee determines it is desirable to grant an award to an individual it anticipates might be a “162(m) covered employee” (as defined below), with respect to which award the compensation realized by the grantee will or may not otherwise be deductible by operation of section 162(m) of the Code, the Committee may, as part of its effort to have such an award treated as “qualified performance-based compensation” within the meaning of Code section 162(m), make the vesting of the award subject to the attainment of one or more preestablished objective performance goals.

(i) An individual is a “162(m) covered employee” if, as of the last day of the Company’s taxable year for which the compensation related to an award would otherwise be deductible (without regard to section 162(m)), he or she is (A) the chief executive officer of the Company (or is acting in such capacity) or (B) one of the four highest compensated officers of the Company other than the chief executive officer. Whether an individual is described in either clause (A) or (B) above shall be determined in accordance with applicable regulations under section 162(m) of the Code.

(ii) If the Committee has determined to grant an award to an individual it anticipates might be a 162(m) covered employee pursuant to this Section 3.9(a), then prior to the earlier to occur of (A) the first day after 25% of each period of service to which the performance goal relates has elapsed and (B) the ninety first (91st) day of such period and, in either case, while the performance outcome remains substantially uncertain, the Committee shall set one or more objective performance goals for each such 162(m) covered person for such period. Such goals shall be expressed in terms of (A) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flow, residual income or any combination thereof) and/or (B) one or more corporate, divisional or individual scientific or inventive measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding. The terms of the award shall state an objective formula or standard for computing the amount of compensation payable, and shall preclude discretion to increase the amount of compensation payable, if the goal is attained.

(iii) Except as otherwise provided herein, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder: (A) all items of gain, loss or expense for the period that are related to special, unusual or nonrecurring items, events or circumstances affecting the Company or the financial statements of the Company; (B) all items of gain, loss or expense.

for the period that are related to (x) the disposal of a business or discontinued operations or (y) the operations of any business acquired by the Company during the period; and (C) all items of gain, loss or expense for the period that are related to changes in accounting principles or to changes in applicable law or regulations

(b) Nonqualified Deferred Compensation.  Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines the Company’s federal tax deduction in respect of an award may be limited as a result of section 162(m) of the Code, the Committee may take the following actions:

(i) With respect to options or stock appreciation rights, the Committee may delay the exercise or payment, as the case may be, in respect of such options or stock appreciation rights until a date that is within 30 days after the earlier to occur of (A) the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code and (B) the occurrence of a Change in Control. In the event that a grantee exercises an option or stock appreciation right at a time when the grantee is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of any such award, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the grantee to a book account. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

(ii) With respect to restricted stock or performance shares, the Committee may require the grantee to surrender to the Committee any Grant Certificates with respect to such awards, in order to cancel the awards of such restricted stock or performance shares. In exchange for such cancellation, the Committee shall credit to a book account a cash amount equal to the Fair Market Value of the shares of Common Stock subject to such awards. The amount credited to the book account shall be paid to the grantee within 30 days after the earlier to occur of (A) the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code and (B) the occurrence of a Change in Control. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

3.10	RIGHT OF DISCHARGE RESERVED

Nothing in the Plan or in any Grant Certificate shall confer upon any grantee the right to continue employment with the Company or affect any right which the Company may have to terminate such employment.

3.11	NATURE OF PAYMENTS

(a) Consideration for Services Performed.  Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

(b) Not Taken into Account for Benefits.  All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.12	NON-UNIFORM DETERMINATIONS

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Grant Certificates, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6(c).

3.13  OTHER PAYMENTS OR AWARDS

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14	HEADINGS

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

3.15	EFFECTIVE DATE AND TERM OF PLAN

(a) Adoption; Stockholder Approval.  The Plan was adopted by the Board on April 4, 2008, subject to approval by the Company’s stockholders. All awards under the Plan prior to such stockholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder shall terminate on that date.

(b) Termination of Plan.  Unless sooner terminated by the Board or pursuant to paragraph (a) above, the provisions of the Plan respecting the grant of awards shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no awards shall thereafter be made under the Plan. All such awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Grant Certificates.

3.16	RESTRICTION ON ISSUANCE OF STOCK PURSUANT TO AWARDS

The Company shall not permit any shares of Common Stock to be issued pursuant to Awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable, within the meaning of Section 152 of the Delaware General Corporation Law, except as otherwise permitted by Section 153(c) of the Delaware General Corporation Law.

3.17	GOVERNING LAW

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

ANNUAL MEETING OF STOCKHOLDERS OF
NASTECH PHARMACEUTICAL COMPANY INC.

DATE:	June 10, 2008
TIME:	9:00 A.M. Eastern Daylight Time
PLACE:	THE UNIVERSITY CLUB
1 WEST 54TH STREET
NEW YORK, N.Y. 10019
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time on June 9, 2008.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
The Board of Directors recommends a vote “FOR” proposal numbers 1, 2, 3, 4 and 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:
¡ Dr. Steven C. Quay
¡ Susan B. Bayh
¡ Dr. Alexander D. Cross
¡ Daniel Peters
¡ James E. Rothman
¡ John V. Pollock
¡ Gregory Sessler
¡ Bruce R. Thaw

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of a proposal to change our capital structure by increasing the number of authorized shares of common stock from 50,000,000 to 90,000,000.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Approval of the Company’s 2008 Employee Stock Option Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Approval of the amendment to the Company’s amended and restated Certificate of Incorporation in order to change the name of the Company to “MDRNA, Inc.”	☐	☐	☐
Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the related Proxy Statement dated May 5, 2008.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Your vote is important. Authorizing the proxies named herein to cast your vote in one of the three ways described on this instruction card in accordance with the General Corporation Law of the State of Delaware, votes all shares of common stock of Nastech Pharmaceutical Company Inc. that you are entitled to vote. We urge you to promptly authorize the proxies named herein to cast your vote by detaching, signing and returning the attached proxy card in the postage-paid envelope provided, or:

Vote-by-Internet Log on to the Internet and go to www.voteproxy.com	O R	Vote-by-Telephone Call toll-free 1-800-Proxies (1-800-776-9437)
If you vote over the Internet or by telephone, please do not mail your card.
NASTECH PHARMACEUTICAL COMPANY INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby appoint(s) Dr. Steven C. Quay and Bruce R. York, or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Nastech Pharmaceutical Company Inc. (the “Company”) to be held at The University Club, 1 West 54th Street, New York, N.Y. 10019, on Tuesday, June 10, 2008, at 9:00 a.m., Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.
          This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal numbers 1, 2, 3, 4 and 5. Any prior proxies are hereby revoked.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND
RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)
COMMENTS: